Schedule 14A Information

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                 of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for us of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.240.14a-12

                             UNIQUE MOBILITY, INC.
            (Named of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
        and 0-11

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                              UNIQUE MOBILITY, INC.
                              425 Corporate Circle
                             Golden, Colorado 80401



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1998



The annual meeting of shareholders of Unique Mobility, Inc. will be held on September 14, 1998, at 10:00 a.m., New York Time at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 for the following purposes:

     1. To elect a Board of seven (7) directors to serve for the ensuing year and thereafter until their successors are duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP to act as independent auditors of the Company for the fiscal year ending March 31, 1999.

     3. To consider and vote upon a proposal to increase the number of shares available for grant under the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors.

     4. To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting of Shareholders has been fixed at July 20, 1998. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.


                               By order of the Board of Directors

 August 6, 1998                /s/ Elaine J. England









YOUR VOTE IS IMPORTANT. All shareholders, whether or not they expect to attend the Annual Meeting, are requested to complete, date, sign and mail the enclosed proxy, which is solicited by the Board of Directors. The enclosed envelope may be used for that purpose. If you attend the meeting, you may vote in person even though you have given a proxy

                         PROXY STATEMENT



                       UNIQUE MOBILITY, INC.
                       425 Corporate Circle
                      Golden, Colorado 80401




                  ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON SEPTEMBER 14, 1998




This proxy statement is being mailed on or about August 7, 1998, to the shareholders of Unique Mobility, Inc. in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Annual Meeting of Shareholders to be held on September 14, 1998. The last Annual Meeting of Shareholders was held on August 19, 1997.

If the enclosed proxy is properly signed and returned to the Company, the shares represented by the proxy will be voted at the meeting. If a shareholder indicates in his proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the shareholder's choice. If no choice is indicated, the shares will be voted "for" each of the proposals. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

                  PERSONS MAKING THE SOLICIATION

This proxy is solicited on behalf of the Board of Directors of the Company. The solicitation will be made predominately by mail. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent, in which case the cost, which is not expected to exceed $1,000, will be borne by the Company.

                   SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on July 20, 1998, will be entitled to vote at the meeting. As of that date there were 15,914,852 shares of the Company's $.01 par value common stock outstanding, each share being entitled to one vote. The Company has no other classes of voting securities. The Company's articles of incorporation provide that one-third of the outstanding shares of the common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholders' meeting. Each proposal contained herein to be voted upon at the meeting, other than the election of directors, shall be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors. Cumulative voting is not allowed in the election of directors or for any other purposes.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will have no effect on the vote. Under the rules of the American Stock Exchange (AMEX), brokers who hold shares in street name have the authority to vote on certain items, including the election of directors, when they have not received instructions from the beneficial owners. With respect to other proposals, AMEX rules provide that no broker may vote shares held for beneficial owners without specific instructions from such beneficial owners. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the matters to be voted on at the meeting.

                       ELECTION OF DIRECTORS

Pursuant to the bylaws of the Company, the Board of Directors shall consist of not fewer than three directors. The Board of Directors currently consists of seven members. The Board of Directors has set the number of directors at seven and has nominated seven candidates to stand for election to the Board of Directors. Proxies may not be voted for more than seven persons. The Board of Directors is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

Pursuant to the Share Exchange Agreement by which the Company acquired all of the stock of Franklin Manufacturing Company, the Company agreed to appoint Mr. Franklin to the Company's Board of Directors and to nominate him to the Board of Directors at each shareholder meeting during the term of his employment agreement, which expires on April 30, 2001.

At the Annual Meeting, the shareholders will elect seven members to the Board of Directors. In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below. The Company expects each of the nominees listed below to be able to serve as a director. If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.

                                   Officer
                  Position with        or
  Name    Age      the Company      Director    Business Experience (1)
                                     Since

Ray A.    65  Chairman of the         1981   President from 1991 through
Geddes        Board and Chief                1995, Chairman of the Board
              Executive Officer;             of Directors and Chief
              Member of Executive            Executive Officer since 1984.
              Committee and
              Compensation and
              Benefits Committee

Frank     59  Director and Member     1993   Consultant to industry and
Hodsoll       of Compensation and            government since 1992; Deputy
              Benefits Committee,            Director for Management,
              Stock Option                   United States Office of
              Committee and Audit            Management and Budget
              Committee                      (Washington, D.C.) from 1991
                                             through 1992.

William   54  Director, President     1992   President and Chief Operating
G. Rankin     and Chief Operating            Officer since January 1996;
              Officer                        Executive Vice President -
                                             Operations from 1992 through
                                             1995.

H.J.      68  Director and Member     1994   Senior Counselor, Kearns and
Young         of Executive                   West (Washington, D.C.) an
              Committee and Audit            international public
              Committee.                     relations firm since 1994;
                                             Senior Vice President, Edison
                                             Electric Institute
                                             (Washington D.C.) from 1982
                                             through 1994.

J.B.      61  Director, Member of     1995   President, Invacare
Richey        the Executive                  Technologies and Senior Vice
              Committee, Audit               President-Total Quality
              Committee and Stock            Management since 1992.
              Option Committee               Director, Invacare
                                             Corporation, Steris
                                             Corporation and Royal
                                             Appliance Manufacturing Co.

Lee A.    73  Director, Member of     1997   Chairman of the Board of
Iaccoca       Compensation and               Directors and Chief Executive
              Benefits Committee             Officer, EV Global Motors
              and Stock Option               Company, since March 1997;
              Committee                      Consultant to Chrysler
                                             Corporation from 1992 through
                                             1994.

Michael   47  Director and Vice       1998   Vice President Electronics
G.            President -                    Manufacturing since May 1998;
Franklin      Electronics                    President Franklin
              Manufacturing                  Manufacturing Company since
                                             1985.

No  family  relationship   exists  between  any  director,   executive  officer,
significant employee or person nominated or chosen by the Company to become a director or executive officer.

There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director except as follows:

The Company has executed a stock purchase Agreement with Invacare Corporation whereby the Company has agreed to nominate and recommend for election to the Company's Board of Directors one person designated by Invacare for so long as Invacare owns at least 100,000 shares of the Company's common stock and is not in default of certain agreements.

In connection  with the stock exchange  between the Company and EV Global Motors
Company   ("EVG")   described   under   "Certain   Relationships   and   Related

Transactions," the Company has nominated Mr. Iacocca to the Company's Board of Directors and EVG has elected Mr. Geddes to EVG's Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES.

During the fiscal year ended March 31, 1998 the Board of Directors held meetings on fourteen occasions. Each incumbent director attended or participated in more than seventy-five percent of the meetings of the Board and board committees on which he served during the period he was a director. Participation at meetings was sometimes by telephone, which is authorized under Colorado law. The votes of each director are recorded in the minutes for each matter considered by the Board of Directors. None of the directors listed above has been involved during the last five years in any legal proceedings that are material to an evaluation of the ability or integrity of that person to act as a director of the Company.

The Board of Directors has an Executive Committee, Audit Committee, Compensation and Benefits Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The Executive Committee, which makes policy recommendations to the Board of Directors, consists of three directors and held no meetings during fiscal 1998.

The Audit Committee, which reviews the annual audit performed by the Company's independent auditors, consists of three directors and met once in fiscal 1998.

See also "Compensation and Benefits Committee and Stock Option Committee Report on Executive Compensation" below.

MANAGEMENT

      The executive officers of the Company are:

      Name                       Age  Position

      Ray A. Geddes              65   Chairman of the Board of Directors
                                      and Chief Executive Officer

      William G. Rankin          54   Director, President and Chief
                                      Operating Officer

      Donald A. French           42   Treasurer and Chief Financial
                                      Officer

      Michael G. Franklin        47   Director, Vice President-Electronics
                                      Manufacturing

Ray A. Geddes, a director since 1981, joined the Company as Chairman of the Board, Chief Executive Officer and Treasurer in 1984. From 1991 through 1995, Mr. Geddes held the additional office of President. Mr. Geddes is also a Director of Taiwan UQM Electric Co., Ltd. ("Taiwan UQM"), a Taiwan-based corporation of which Unique owns 38%, and a director of EVG. Prior to joining the Company, Mr. Geddes was an independent consultant to the automotive industry from 1974 through 1984. For twelve years prior to that, Mr. Geddes was employed by Ford Motor Company in various management capacities including Executive Vice President of Ford's Italian Automobile Group where he was responsible for the production and marketing of the Ford Pantera sports car and Program Manager for the production, marketing, and field support activities for several specialty vehicles, including the Shelby Mustang, Ford Cobra and Ford GT sports racing car. Mr. Geddes holds a Master of Business Administration and Juris Doctor Degree from the University of Michigan. He is Treasurer and a member of the board of directors of the Electric Vehicle Association of the Americas and a member of The Society of Automotive Engineers.

William G. Rankin, President and Chief Operating Officer since 1996, Executive Vice President-Operations and member of the Board of Directors from 1994 through 1995, joined the Company in 1992. Mr. Rankin is also a Director of Taiwan UQM. Prior to joining the Company, Mr. Rankin held a variety of management positions with Deere and Company, a manufacturer of agricultural, construction, and consumer equipment. From 1986 to 1992, Mr. Rankin served as General Manager of Deere Tech Services, a division of Deere and Company which developed, installed and marketed computer integrated manufacturing technologies; from 1982 through 1986, as Manager of Computer-Aided Manufacturing Services; and from 1976 through 1982, as Manager of Materials Management Research and Planning.

Donald A. French, Treasurer and Chief Financial Officer, joined the Company in 1987. Mr. French served as Corporate Secretary from 1987 through 1988 and Controller from 1987 through 1998. Prior to joining the Company, Mr. French was a practicing Certified Public Accountant from 1985 to 1986. Prior to that Mr. French served as Vice President and General Manager of Gaechter, Inc., an importer and distributor of apparel and eyewear from 1983 to 1984. From 1981 to 1982, Mr. French served as Supervisor of Financial Accounting for Husky Oil Company, a multinational oil and gas company.

Michael G. Franklin, Vice President Electronics Manufacturing, member of the Board of Directors and President, Franklin Manufacturing Company, joined the Company in 1998. Mr. Franklin founded and has served as President and Director of Franklin Electronics Company, a distributor of electronics components since 1983 and Franklin Manufacturing Company, a manufacturer of electronic and wire harness assemblies since 1985. From 1980 through 1983 Mr. Franklin served as Regional Product Specialist for the Connector Division of Panduit Corporation and from 1977 through 1980 as a Regional Sales Representative for Amp., Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission, the American Stock Exchange, the Boston Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. The Company is required to report in this statement any failure to file timely reports during fiscal 1998. Based on its review of Form 3, Form 4 and Form 5 filings, the Company believes that the annual report of changes in beneficial ownership on Form 5 for the fiscal year ended March 31, 1998 of Messrs. Geddes, Rankin and French due in June 1998, was not filed until July, 1998.

Executive Compensation

The following table sets forth information concerning compensation earned by the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 for the year ended March 31, 1998 and five month transition period ended March 31, 1997 and each of the preceding two fiscal years ended October 31, 1996 and 1995:

                       Summary Compensation Table

                                                  Long-term
                                                 Compensation
                                                    Awards
                                                   Number of
                                                  Securities
   Name of                                        Underlying
  Individual         Fiscal        Annual           Options      Other
and Position          Year       Compensation       Granted   Compensation
                                Salary   Bonus

Ray A. Geddes,        1998      $174,953   $ -0-     149,731    $31,266 (1)
Chairman and          1997(3)   $166,622   $ -0-     78,000     $32,415 (1)
Chief Executive       1996      $162,533   $ -0-      98,926    $17,870 (1)
Officer               1995      $152,375   $ -0-       -0-      $16,975 (1)

William G. Rankin,    1998      $148,248   $ -0-      96,377    $13,968 (1)
Director, President   1997(3)   $141,198   $ -0-     127,459    $11,124 (2)
and Chief Operating   1996      $136,873   $ -0-      80,478     $6,978 (2)
Officer               1995      $123,960   $ -0-       -0-      $ 7,128 (2)

Donald A. French      1998      $111,321   $ -0-     74,892     $13,110 (1)
Treasurer and         1997(3)   $101,206   $ -0-     94,541     $10,164 (2)
Chief Financial       1996      $ 97,519   $ -0-     59,355     $ 5,572 (2)
Officer               1995      $ 91,424   $ -0-      -0-       $ 5,714 (2)

(1) Represents matching contributions to the Company's 401(k) Savings Plan, Company paid car allowance, certain professional fees, and key man life insurance premiums.

(2) Represents matching contributions to the Company's 401(k) Savings Plan and key man life insurance premiums.

(3)  Based on the period April 1, 1996, through March 31, 1997.

The foregoing compensation tables do not include certain fringe benefits made available on a non-discriminartory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave.

                      Option Grants During Fiscal 1998

                                                                   Potential
                                                                   Realizable
                                                                    Value of
                                Percentage                          Assumed
                                 of Total                         Annual Rates
                     Number of   Options                          of Stock
                    Securities Granted to                           Price
    Name of         Underlying  Employees Exercise  Expirat-     Appreciation
   Individual         Options   in Fiscal Price Per  tion          for the
  and Position      Granted (1)   1998    Share      Date        Option Term
                                                             5%(2)      10%(3)

  Ray A. Geddes
  Chairman and
  Chief Executive       36,000     6.4    $7.13   8-19-97  $161,311   $  408,795
  Officer              113,731    20.3    $8.00   3-24-08  $572,199   $1,450,063

  William G. Rankin
  Director, President
  And Chief Operating
  Officer               96,377    17.2    $8.00   3-24-08  $484,888   $1,228,801

  Donald A. French
  Treasurer and
  Chief Financial
  Officer               74,892    13.3    $8.00   3-24-08  $376,793   $  954,868

(1) Represents options granted pursuant to the 1992 Stock Option Plan. The options granted vest as to one-third of the aggregate number of underlying shares on each of the next three annual anniversary dates following the date of grant. Additionally, the options are subject to forfeiture and have limitations as to marketability.

(2) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1998 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $212 million versus a market capitalization of approximately $130 million at March 31, 1998. Accordingly, the potential realizable value as assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $82 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(3) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 1998 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $337 million versus a market capitalization of approximately $130 million at March 31, 1998. Accordingly, the potential realizable value as assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $207 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

Aggregate Option Exercises During Fiscal Year 1998 and Option Values at the End of Fiscal Year 1998

                                                            Value of
                                  Number of Securities      Unexercised
                                   Underlying Unexer-      in-the-money
                                    cised Options at        Options at
                 Number of           Fiscal Year End     Fiscal Year End
  Name of         Shares
 Individual      Acquired     Value     Exer-   Unexer-  Exer-     Unexer-
and Position   on Exercise  Realized  cisable   cisable cisable    cisable

Ray A. Geddes,
Chairman and
Chief Executive
Officer              -0-      -0-    465,887   234,706  $1,371,538  $505,842

William G.
Rankin, Director,
President and
Chief Operating
Officer              -0-      -0-    439,595   228,176  $1,635,126  $679,799

Donald A. French
Treasurer and
Chief Financial
Officer              -0-      -0-    208,579   174,371  $  719,450  $446,386

                  Compensation and Benefits Committee and
          Stock Option Committee Report on Executive Compensation1

This report combines reports of both the Compensation and Benefits Committee and the Stock Option Committee.

The Compensation and Benefits Committee of the Board of Directors is responsible for establishing Company policy regarding executive compensation. The Compensation and Benefits Committee currently consists of Messrs. Iacocca, Geddes, and Hodsoll.

The Stock Option Committee administers the 1992 Stock Option Plan and determines how many options will be granted to executive officers and other employees of the Company as a group. The Stock Option Committee currently consists of Messrs. Hodsoll, Richey and Iacocca.

The Compensation and Benefits Committee determines all elements of executive compensation except grants of stock options. Mr. Geddes does not participate in deliberations regarding the grant of options to executive officers or other employees of the Company. Mr. Geddes also does not participate in Compensation and Benefit Committee deliberations and recommendations as to his own compensation.

Policy

The Company's compensation program for its Chief Executive Officer is based on beliefs and principles designed to align compensation with business strategy, company values, and management initiatives. The program:

Rewards the Chief Executive Officer for long-term strategic management and the enhancement of shareholder value by cash remuneration and by delivering appropriate ownership in the Company through the grant of options.

Integrates compensation programs with both the Company's annual and long-term strategic planning processes.

Supports a performance-oriented environment that rewards performance with respect to Company goals.

Attracts and retains key executives critical to the long-term success of the Company.

The Company's Compensation package for employees generally and executive officers in particular consists of both cash remuneration and equity based compensation. The Company maintains a variety of benefit programs which are designed to allow the Company to attract and retain talented individuals in a variety of disciplines. All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

    Unique Mobility Health Benefit Plan
    401(K) Savings Plan of Unique Mobility, Inc.
    Unique Mobility, Inc. Stock Purchase Plan (not available to Mr. Geddes)

In addition, employees may be eligible for participation in the following benefit plans at the discretion of the Company's Board of Directors:

    Unique Mobility, Inc. 1992 Stock Option Plan
    Unique Mobility, Inc. Employee Stock Bonus Plan

The Board of Directors believes that equity based compensation is critical to the Company's ability to attract and retain qualified employees. The Company's equity based compensation plans are designed to encourage and create ownership in the Company's common stock, not only by executive officers, but by all employees generally. The Board believes that the equity based plans of the Company meet the objective of aligning key employees' long-range interests with those of shareholders by providing key employees with the opportunity to build a meaningful stake in the Company. The principal Company plans used to facilitate this objective are the 1992 Stock Option Plan and the Employee Stock Purchase Plan. Under the 1992 Stock Option Plan, employees are granted the right to acquire shares of the Company's common stock at a fixed price over a term not to exceed ten years. To further the Company's goal of encouraging equity ownership, all options granted under the 1992 Stock Option Plan since 1994 provide that option holders may not sell stock received through employee benefit programs if the sale of such stock exceeds 10% of the total trading volume of the stock on the date of sale by the option holder on any stock exchange and in the over-the-counter market. The 1992 Stock Option Plan also provides for incremental vesting of stock options and restricts trading by option holders to specified periods throughout the Company's fiscal year.

             Performance Evaluation of Chief Executive Officer

The Compensation and Benefits Committee meets at least once with respect to each fiscal year, without the Chief Executive Officer present, to evaluate his performance. The Committee last met in fiscal 1998 to evaluate the performance of the Chief Executive Officer for fiscal 1998. Accordingly, this report covers the CEO's performance evaluation for fiscal 1998.

The Chief Executive Officer's performance is evaluated based principally on the following criteria:

The achievement of the Company's long-term business goals and objectives during the immediately preceding one year period.

The achievement of specified individual and overall Company objectives during the immediately preceding one year period.

The performance of the Company's common stock during the preceding one year period.

In view of the Company's stage of development, the measure of achievement against goals and objectives tends to be subjective and the performance of the Company's common stock in the marketplace tends to be based on factors other than the widely-recognized financial performance measures of product sales, net profits and dividends. Accordingly, the Committee has relied in its review of the Chief Executive Officer's compensation on the following objective measures of performance against goals and objectives, which are listed below in descending order of importance:

The number and quality of strategic alliances and acquisitions initiated and/or completed as measured against targeted goals. It is the Company's plan to form strategic alliances with one or more major companies in order to develop products and commercialize developed products as a means of accelerating the Company's growth in existing commercial markets and the high investment, high risk market for mass produced vehicle traction drives for the automotive sector. In addition, the Company has adopted a strategy to grow through acquisition of Company's whose operations or markets are synergistic with the Company's operations. During fiscal 1998 the Company completed a Cooperation Agreement with Orbital Engine Co. and initiated discussions with several prospective strategic alliance partners. The Company also continued to participate actively in its strategic alliance with KYMCO for the development and commercialization of an electric propulsion system for application to motor scooters, the establishment of manufacturing operations for such systems, and the manufacture of conventional starters and alternators through Taiwan UQM. In addition, the Company commenced the set-up of manufacturing operations in UPP and completed the acquisition of Aerocom Industries, Inc. and Franklin Manufacturing Company which expanded the Company's manufacturing capability and revenue base.

The capitalization and financial resources available to the Company as measured against targeted objectives. The Company completed an offering of its common stock under Regulation D during fiscal 1998 which resulted in net proceeds to the Company of approximately $5.8 million. A portion of these proceeds was subsequently utilized to complete the acquisition of Franklin Manufacturing Company. In addition, the Company maintained an adequate capitalization and possessed adequate financial resources to support operations throughout fiscal 1998.

The number and quality of sponsored development programs and their contribution to the technical objectives of the Company. The Company achieved higher levels of revenue from sponsored development programs and prototype product sales during fiscal 1998 compared to the prior year.

Technology advances and enhancements arising during the measurement period from internally funded research and development activities. The Company successfully extended its high voltage product line during fiscal 1998 as a result of internally funded, and sponsored research and development activities. In addition, the Company was granted a U.S. patent covering its "Phase Advance" technology and filed for patent coverage on one additional motor invention. The Compensation and Benefits Committee also reviewed other technological advances that are not the subject of patents and that the Company chooses not to make public at this time because they are confidential business information, the disclosure of which would have an adverse effect on the Company.

Based on these factors, the Compensation and Benefits Committee elected to increase the Chief Executive Officer' salary five (5) percent to $181,433 and grant the Chief Executive Officer options to acquire 149,731 shares of the Company's common stock at the prevailing market price on the date of grant under the 1992 Stock Option Plan.

                           Additional Information

The compensation of the executive officers other than the Chief Executive Officer is set by the Compensation and Benefits Committee and Stock Option Committee based on the recommendations of the Chief Executive Officer, who evaluates subjectively and objectively their performance against assigned responsibilities and tasks.

The Company has executed employment agreements with three executive officers and Mr. Geddes. The employment agreements provide for the payment of severance benefits to the executive officers if the executive is terminated "without cause", (as such term is defined in the employment agreements) (see also "Employment Agreements" below). The Compensation and Benefits Committee believes it advisable to provide compensation to executive managers upon termination of employment to encourage the executive to commit his services for the longer duration of the Employment Agreements. The Compensation and Benefits Committee established the salaries in the employment agreements applying the criteria discussed above, and the employment agreements themselves were not a factor in determining salaries.

During fiscal 1998 the Stock Option Committee met four times and granted options to acquire 561,000 shares of common stock to employees of the Company, of which options to acquire, 321,000 shares of common stock, or 57 percent, were granted to executive officers as a group. In addition, the Company granted options to acquire 40,000 shares of common stock to consultants. All options granted during fiscal 1998 to employees and consultants are exercisable at an amount equal to the fair market value of the Company's common stock on the date of grant.

The Compensation and Benefits Committee of the Board of Directors:

      Ray A. Geddes
      Frank Hodsoll
      Lee Iacocca

The Stock Option Committee of the Board of Directors:

      Frank Hodsoll
      J. B. Richey
      Lee Iacocca

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation and Benefits Committee currently consists of three directors (Messrs. Geddes, Iacocca and Hodsoll) and the Stock Option Committee currently consists of three outside directors (Messrs. Hodsoll, Iacocca and Richey). The purpose of the Compensation and Benefits Committee is to determine compensation and benefits for executive officers of the Company (except stock options). The Compensation and Benefits Committee held one meeting during fiscal 1998. The purpose of the Stock Option Committee is to administer the Company's Stock Option Plans and make recommendations to the Board of Directors on the grant of stock options. The Stock Option Committee met three times during fiscal 1998.

Mr. Geddes is Chairman of the Board and Chief Executive Officer.

Mr. Richey, who serves on the Stock Option Committee, is an officer and director of Invacare, which owns 0.8 percent of the Company's common stock. In December 1995, the Company completed a stock purchase agreement with Invacare Corporation pursuant to which, in January 1996, Invacare acquired 129,032 shares of the Company's common stock at $3.88 per share. In addition, in August 1997 the Company completed an exclusive worldwide license and supply agreement with Invacare covering the commercial use of UQM products in the field of medical and health care products.

The Company has further agreed to use its best efforts to have a representative of Invacare elected to the Company's board of directors for so long as Invacare owns more than 100,000 shares of the Company's common stock. Mr. J. B. Richey, Senior Vice President-Total Quality Management and Director of Invacare Corporation, was appointed to the Company's Board of Directors in 1995 pursuant to this provision, and is a management nominee in these proxy materials.

In June 1997 EV Global Motors Company purchased 1,151,925 shares of common stock of the Company in a private third-party transaction. Also in June 1997, EVG acquired in a private third-party transaction, warrants to acquire 350,000 shares of the common stock of the Company. In July and August 1997, EVG exercised its warrant as to 350,000 shares utilizing the net issuance feature of the warrant which resulted in the issuance of an aggregate of 233,122 shares of the Company's common stock to EVG. As of June 25, 1998 EVG beneficially held 1,473,806 shares or 9.27 percent of the Company's common stock. Mr. Iacocca, who serves on the Compensation and Benefit Committee and Stock Option Committee, is an officer and director of EVG. Mr. Geddes, the Company's Chairman and Chief Executive Officer, serves as a Director of EVG and beneficially owns 405,000 shares or 1.73 percent of the common stock of EVG.

                           Employment Agreements

The Company has entered into Employment Agreements with Messrs. Geddes, Rankin and French pursuant to which each has agreed to serve in his present capacity for a term expiring December 31, 1999. The Employment Agreements provide that Messrs. Geddes, Rankin and French will receive an annual base salary of $181,433, $153,749 and $119,473, respectively. In addition, the Company has entered into an Employment Agreement with Mr. Franklin expiring April 30, 2001. The Employment Agreement provides that Mr. Franklin shall receive an annual base salary of $140,000. Messrs. Geddes, Rankin, French and Franklin also receive the use of an automobile and may receive bonuses and stock options. Messrs. Geddes, Rankin and French were granted options to acquire 149,731, 96,377, and 74,892 shares of common stock, respectively during fiscal 1998. Mr. Franklin was granted stock options to acquire 100,000 shares of common stock coincident with the execution of his Employment Agreement on April 30, 1998.

Messrs. Geddes, Rankin and French's Employment Agreements provide that if employment is terminated by the Company without cause during or after the term of the agreement (after three months' notice) or upon retirement after age 65, the officer shall receive one month's salary for each year of full-time employment, but not less than 12 months salary and not more than 24 months salary. If the officer terminates employment, he shall receive three months salary, unless the Company is in default, which shall be considered termination by the Company without cause. On a termination by the Company following a change of control of the Company, the officer shall have the option of receiving all amounts remaining due in the agreement or twice the payment due on a termination by the Company in the absence of a change of control. If an officer dies during employment, his estate shall receive three months compensation. Mr. Franklin's Agreement provides that if employment is terminated without cause during the term of the Agreement, that Mr. Franklin's salary under the Agreement shall continue for the remaining term of the Agreement.

The employment agreements further provide that the Company shall maintain at its expense, life insurance coverage on Messrs. Geddes, Rankin, French and Franklin payable to their designees in an amount equal to three times the annual compensation payable to each executive.

Pursuant to the Employment Agreements' Messrs. Geddes, Rankin, French and Franklin have agreed to at no time disclose to others any confidential information relating to the business affairs of the Company for any purpose other than the conduct of the Company's business and each has agreed to assign to the Company all right, title and interest in any inventions and patents developed in whole or in part by them, individually or with others, at any time during the term of the Employment Agreements, or six months thereafter, which relate to the business of the Company.

The Employment Agreements further provide that Messrs. Geddes, Rankin, and French, for a period of one year after the term of their respective Employment Agreements, and Mr. Franklin for a term of three years, will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company. Messrs. Geddes, Rankin and French have agreed that for a period of one year after termination of their Employment Agreement, and in the case of Mr. Franklin, for a term of three years, to not induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will they induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

BOARD OF DIRECTORS COMPENSATION

In fiscal 1993, the Board of Directors of the Company established the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors which is designed to encourage directors to participate in the ownership of the Company and therefore to more closely align their interests with those of the Company's shareholders. The plan was approved by the Company's shareholders in February 1994. Directors of the Company who are not officers may elect to receive an annual retainer of $12,000 in cash or the grant of options to acquire that number of shares of the Company's common stock established each year by the Board of Directors in accordance with the terms of the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors, plus reimbursement for ordinary and necessary expenses of attending meetings. The Company has proposed that the shareholders ratify an increase in the total number of shares available for grant under the stock option plan for non-employee directors from 250,000 shares to 500,000 shares and certain other amendments which are more fully described below. See "Amendment to the Stock Option Plan for Non-Employee Directors". In addition, directors upon their initial election to the Board of Directors, are awarded 2,000 shares of the Company's common stock at a purchase price of $0.01 per share. Directors who are full-time officers of the Company are not entitled to additional compensation for their service as directors.

The following table sets forth information concerning remuneration to directors of the Company during fiscal 1998:

                         Number of
                         Securities
                         Underlying                              Shares of
                           Options         Price    Expiration   Common Stock
Name of Director           Granted       Per Share     Date        Awarded

Ray A. Geddes(1)              -             -          -              -

Frank Hodsoll               16,000        $7.13     8-18-08           -

H. J. Young                 16,000        $7.13     8-18-08           -

J. B. Richey                16,000        $7.13     8-18-08           -

Lee A. Iacocca              16,000        $7.13     8-18-08           -

William G. Rankin(1)          -             -          -              -

Michael G. Franklin(1)        -             -          -              -

     (1) Serves without compensation in his capacity as an officer of the Company.

All directors who are eligible to receive compensation as a director for the term of service beginning August 19, 1997, elected to receive stock options in lieu of cash payments.

                             Performance Graph2

The following graph represents the yearly percentage change in the cumulative total return on the common stock of Unique Mobility, Inc., the group of companies comprising the S&P Electrical Equipment Index, and those companies comprising the S&P 500 Index for the five year period from 1994 through 1998:

Figure 1 Total Shareholders Returns Graph - line graph of the following indexed values by year:

                           Base
                           Period
                           Mar 93  Mar 94  Mar 95  Mar 96  Mar 97  Mar 98
Unique Mobility, Inc.        100    96.43   70.53   63.39   51.79  120.53
Electrical Equipment 500     100   110.44  124.53  176.14  222.74  368.80
S&P 500 Index                100   101.47  117.27  154.92  185.63  274.73


SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company's $0.01 par value common stock by (i) beneficial owners of 5 percent or more of the Company's common stock, (ii) each director and nominee director, (iii) the Chief Executive Officer and each other executive officer whose annual salary and bonus exceeds $100,000 and (iv) all directors and executive officers as a group, as of June 25, 1998. Unless otherwise noted, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned:

                                        Number of
                                      Common Shares           Percent of
Name of Shareholder                 Beneficially Owned         Class (1)

Ray A. Geddes(2)                        1,033,243               6.23%
William G. Rankin                         672,214               4.06%
Donald A. French                          417,091               2.56%
Frank Hodsoll                              54,000                .34%
Jack Young                                 63,333                .40%
J. B. Richey(3)                            18,000                 -
EV Global Motors Company(4)             1,473,806               9.27%
Lee A. Iacocca(5)                       1,473,806               9.27%
Michael G. Franklin                       363,379               2.27%

Director and Executive
  Officers as a Group (8 persons)       4,095,066              22.91%

(1) Calculated separately for each holder on the basis of the actual number of outstanding shares as of June 30, 1998. Assumes that shares issuable upon exercise of options and warrants held by such person (but not by anyone else) and exercisable within 60 days from the date of this document have been issued as of such date.

(2)  Mr. Geddes' address is 425 Corporate Circle, Golden, Colorado 80401.

(3) Mr. Richey is an affiliate of Invacare Corporation which owns 129,032 shares (0.8%). Mr. Richey disclaims beneficial ownership of Invacare Corporation's shares.

(4) EV Global Motors Company's address is 10900 Wilshire Boulevard, Suite 520, Los Angeles, California 90024.

(5)  Mr. Iacocca is an affiliate of EV Global Motors Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain transactions between the Company and members of the Compensation and Stock Option Committee's of the Company's Board of Directors are described above under "Compensation Committee Interlocks and Insider Participation".

SELECTION OF AUDITORS

At the meeting, the shareholders will be called upon to ratify the appointment of independent auditors to serve for fiscal 1999.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK, LLP, DENVER, COLORADO who have been the independent auditors of the Company since 1985. A representative of that firm, who will be present at the meeting, will have the opportunity to make a statement should he desire to do so and can be expected to respond to appropriate questions. In the event the shareholders do not ratify the appointment of KPMG Peat Marwick LLP as independent auditors, management may reconsider its choice of independent auditors.

To be adopted, the proposal must be approved by the affirmative vote of a greater number of votes cast for the proposal than are cast against the proposal. If a ballot is called for, proxies in the accompanying form appointing the persons whose names are printed therein to act will (unless the proxy form has been marked against or authority to vote is withheld) be voted in favor of the proposal.

    AMENDMENT TO THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

On October 11, 1993, the Board of Directors (the "Board") adopted the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors (the "Plan"), subject to shareholder approval. The shareholders approved the Plan at the meeting on February 18, 1994.

The Board and the management of the Company believe that the recruitment and retention of qualified individuals to serve on the Board is essential to the success of the Company and will be enhanced by providing incentive to such individuals to serve on the Board and to continue service on the Board. Moreover, the Board and management believe that it is important to the success of the Company to provide individuals who serve on the Board and who are not

Company employees with a more direct interest in the future success of the Company.

On August 19, 1997, the Board adopted resolutions to amend the Plan in two respects: (1) to increase the number of shares available for the grant of options under the Plan from 250,000 to 500,000 and (2) to change the number of shares subject to each option granted under the Plan from 16,000 to the number determined each year by the Board.

Under the Plan, options ("Options") to purchase up to 500,000 shares of Unique's $0.01 par value common stock (the "Stock") may be granted to "non-employee directors." The number of shares of Stock subject to the Plan and to outstanding Options will be adjusted to account for certain dilutive changes in the Company's capitalization. As of July 23, 1998 the last reported sale price of the Stock on the American Stock Exchange was $6.25.

For purposes of the Plan, a "non-employee director" is a member of the Board who is not a Company employee. As of July 31, 1998, there were four non-employee directors on the Board.

Non-employee directors may elect to receive their entire annual retainer in cash or to receive a grant of Options under the Plan in lieu of cash. The annual retainer is paid for a period of service commencing on the date of the annual meeting of shareholders and ending on the date of the annual meeting of shareholders in the following year.

Each non-employee director must elect no later than January 31 between a cash payment of the next year's annual retainer or a grant of an Option under the Plan. The Options are granted on the date of the annual meeting of shareholders. Each year, prior to January 31, the Board will determine the number of shares that will be subject to Options granted on the date of the next annual meeting of shareholders. All Options granted under the Plan are nontransferable except by will or the laws of descent and distribution.

The Option price is the "fair market value" of the Stock on the date the Option is granted. "Fair market value" is the last reported sale price of the Stock on the American Stock Exchange on the date as of which fair market value is determined.

Each Option will vest in annual increments of one-third beginning on the first anniversary of the date the Option is granted.

An Option will be exercisable for a period of ten years unless the non-employee director's service on the Board ceases before the expiration of the ten-year Option term. If the non-employee director is removed for cause, the entire Option, whether or not vested, will be immediately void. If the non-employee director leaves the Board on account of disability, the Option can be exercised for one year after termination of service. If the non-employee director dies while serving on the Board or within three months after leaving the Board (other than on account of removal for cause or termination on account of disability), the Option can be exercised for fifteen months after the non-employee director's death. If the non-employee director ceases to serve on the Board for any reason other than removal for cause, disability, or death, the Option may be exercised for three months after the non-employee director's termination of service.

A non-employee director can exercise an Option by giving written notice to the Company and by paying the Option price by (1) cash, (2) certified, cashier's or other check acceptable to the Company, (3) delivery to the Company of irrevocable instructions to a broker to deliver to the Company the proceeds of a loan or the sale of the Stock to pay the Option price, (4) delivery to the Company of a promissory note (to the extent permissible under Colorado corporate law), which is in the principal amount of the Option price, is full recourse and secured by all or a portion of the Stock to be acquired, bears interest at a rate at least equal to the rate required to avoid the imputation of interest under the Internal Revenue Code, provides for level quarterly payments of principal and interest, and becomes payable in full five years after the Option is exercised, within five days after any default, or termination of the non-employee director's membership on the Board for any reason, or (5) delivery to the Company of a number of shares of Stock, the "fair market value" of which is equal to the Option price, provided such shares have been held for at least six months or such other period as shall be sufficient for the Company to avoid, if possible, the recognition of expense with respect to the Option for accounting purposes.

Each non-employee director who is granted an Option must agree to abide by the Company's policies on trading the Company's securities. Moreover, each non-employee director must agree to refrain from selling Stock acquired from Company compensation plans, if the sale on any stock exchange or the over-the-counter market exceeds 10% of the total trading volume on the exchange or over-the-counter market on the date of the sale. If the non-employee director fails to comply with these policies, as determined in the sole discretion of the Company, the non-employee director must pay the Company, as liquidated damages, the profit realized on the sale. This agreement by the non-employee director survives the exercise of an Option and the termination of the Plan.

Upon a "change in control" of the Company, the outstanding Options will become fully vested regardless of the non-employee holder's length of service. For this purpose, a "change in control" will occur if, during any period of two consecutive years, the persons who were the majority of the Board at the beginning of the two year period and new members of the Board whose nomination or election was approved by at least two-thirds of the Board are no longer the majority.

If the Company is a party to a merger, consolidation or other reorganization (unless the Company is the continuing corporation and it does not result in any reclassification or exchange of outstanding shares), or if all or substantially all of the Company's assets are sold or more than 50% of the Company's stock is acquired by another person or entity (other than a sale whereby the Company continues as a holding company of an entity that continues the Company's business), or if the Company is liquidated, the Company may either (1) provide for the protection of the outstanding Options by assumption or substitution of options to purchase the securities into which the Stock is changed on an equitable basis and the Company may, in its discretion, accelerate the vesting of the outstanding Options (in which case all vesting restrictions shall lapse) or (2) give written notice to all Option holders that the Options must be exercised within 30 days of the date of the notice or the Options will be terminated.

The Board may amend, modify, suspend or terminate the Plan but no such action may impair any Option previously granted under the Plan or deprive any non-employee director of any Stock that he may have acquired through or as a result of the Plan. The Plan provides that the Company will obtain shareholder approval of amendments to the Plan to the extent required by the securities laws or the listing requirements of any exchange on which the Stock is listed.

There are no federal income tax consequences to the non-employee director or the Company on the grant of an Option. Upon exercise of an Option, the non-employee director will recognize income and the Company will be entitled to a deduction in an amount equal to the amount by which the fair market value of the Stock on the date the Option is exercised exceeds the Option price. The non-employee director's basis for the Stock is equal to the sum of the Option price and the income recognized. The holding period begins on the date the Option is exercised.

If a non-employee director exercises an Option by paying the exercise price with shares of Stock, the non-employee director will be treated as having made a nontaxable exchange of the number of shares transferred for an equal number of shares received (the "Exchange Stock"). The basis and holding period of the Exchange Stock will be the same as the basis and holding period of the Stock transferred. All shares received in excess of the Exchange Stock (the "Excess Stock") are treated as income to the non-employee director, and the Company will have a corresponding deduction. The amount of income is equal to the fair market value of the Excess Stock on the date the Option is exercised. The Excess Stock has a basis equal to the amount included in income with respect to the acquisition of such Excess Stock and a holding period that begins on the date the Option is exercised.

When the non-employee director disposes of the Stock in a taxable transaction, the difference between the non-employee director's basis for the Stock (the sum of the Option price and the income recognized) and the fair market value of the Stock will be treated as capital gain or loss, so long as the Stock is held as a capital asset. The Company is not entitled to a deduction upon the non-employee director's disposition of the Stock.

If all outstanding Options become vested upon a "change in control," as described above, the value of the acceleration in vesting will be treated as a "parachute payment" within the meaning of Code section 280G. If the value of the acceleration of vesting together with the value of any other payments received by the non-employee director in connection with the change in control results in an "excess parachute payment," as defined in Code section 280G, the non-employee director will be subject to an excise tax equal to 20% of the "excess parachute payment." The Company will not be entitled to a deduction for any amount treated as an "excess parachute payment."

At present, the accounting treatment for Options is different from the federal income tax treatment for the Company. The grant of an Option does not affect net income so long as the Option price is not less than the fair market value of the Stock at the date the Option is granted. Options granted with an Option price less than the fair market value are deemed to be compensatory and will reduce the Company's net income.

THE BOARD AND MANAGEMENT RECOMMEND A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

To be adopted, the votes cast in favor of the proposal must exceed the votes cast opposing the proposal. Proxies in the accompanying form appointing the persons whose names are printed therein to act will (unless the proxy form has been marked against or authority to vote is withheld) be voted in favor of the proposal.

                        PROPOSALS BY SHAREHOLDERS

In accordance with rules of the Securities and Exchange Commission, shareholders of the Company may present proposals to the Company for inclusion in the Company's proxy statement prepared in connection with its next regular Annual Meeting of Shareholders.

Proposals to be included in the proxy statement prepared in connection with the next Annual Meeting of Shareholders to be held in September 1999 must be received by the Company no later than March 31, 1999, in order to be considered for inclusion.

                              OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters. If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.

                              ANNUAL REPORT

Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:


                                Secretary
                          Unique Mobility, Inc.
                           425 Corporate Circle
                          Golden, Colorado 80401
                           Phone (303) 278-2002

The Company's Annual Report on Form 10-K is also available at the web site that the Securities and Exchange Commission maintains at http://www.sec.gov.

                          APPROVAL OF DIRECTORS

The Board of Directors of the Company has approved the contents of this proxy statement and its mailing to the shareholders.



                                    /s/Elaine J. England
                                    Elaine J. England, Secretary

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Unique Mobility, Inc., 425 Corporate Circle, Golden, Colorado 80401 The undersigned hereby appoints Ray A. Geddes and Donald A. French as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Unique Mobility, Inc. held of record by the undersigned on July 20, 1998 at the Annual Meeting of Shareholders to be held on September 14, 1998 or any adjournment thereof.

THE BOARD OF DIRECTORS  RECOMMENDS  A VOTE FOR THE NOMINEES FOR DIRECTOR  LISTED
BELOW:

1. TO ELECT SEVEN DIRECTORS TO THE COMPANY'S BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED. Ray A. Geddes Frank Hodsoll William G. Rankin H.J. Young J. B. Richey Lee A. Iacocca Michael G. Franklin

ELECTION OF DIRECTORS    FOR all nominees listed above     WITHHOLD AUTHORITY
                      (except as marked to the contrary   to vote for all
                       above)                             nominees listed above
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                      FOR     AGAINST  ABSTAIN

3. PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE UNIQUE MOBILITY, INC. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                      FOR     AGAINST  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors is not aware of any other matters to be presented at the meeting for approval by the shareholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED NOMINEES AND FOR PROPOSALS 2 AND 3.

                         Please sign exactly as name appears below.  When shares
                    are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated   , 1998
                                                     Signature

Please mark, sign, date and return the proxy
card promptly using the enclosed envelope.           Signature, if held jointly

                             UNIQUE MOBILITY, INC.

                                STOCK OPTION PLAN

                           FOR NON-EMPLOYEE DIRECTORS

                           Effective November 1, 1993

                      As Amended, Effective August 19, 1997

                              UNIQUE MOBILITY, INC.
                                STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


The board of directors of Unique Mobility, Inc., a Colorado corporation (the "Company"), established the Unique Mobility, Inc. Stock Option Plan for Non-Employee Directors (the "Plan"), effective November 1, 1993 (the "Effective Date"). The Plan is hereby amended and restated, effective August 19, 1997.

PURPOSES

The purposes of the Plan are to provide certain directors of the Company who are not also employees of the Company added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company by granting to such directors options ("Options") to purchase shares of the $0.01 par value common stock (the "Stock") of the Company upon the terms and conditions described below.

ARTICLE I

GENERAL

1.1 Definition. For purposes of the Plan and as used herein, a "non-employee director" is an individual who (a) is a member of the Board of Directors of the Company (the "Board") and (b) is not an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). A non-employee director to whom an Option is granted is referred to herein as a "Holder."

1.2 Nature of Options. The Options granted hereunder shall be options that do not satisfy the requirements of Section 422 of the Code.


ARTICLE II

OPTIONS

2.1 Participation. The non-employee directors on the Effective Date and each non-employee director elected thereafter shall receive Options to purchase Stock in accordance with Sections 2.2 and 2.3 on the terms and conditions herein described.

2.2 Election.

     (a) General. Pursuant to resolutions of the Board, the Company pays each non-employee director an annual retainer for the approximately 12-month period of service commencing on the date for the regularly scheduled annual meeting of the shareholders and ending at the close of business on the day before the date for the regularly scheduled annual meeting of the shareholders in the following calendar year. This 12-month period shall be referred to as a "Period of Service." Prior to the commencement of a non-employee director's Period of

Service, the non-employee director may elect, as provided in this section 2.2, to receive all of the non-employee director's annual retainer for the Period of Service in the form of a grant of Options pursuant to this Plan. A non-employee director who does not make a timely election shall be deemed to have elected to receive all of his annual retainer for the Period of Service in cash.

     (b) Elections. No later than six months prior to the first day of a Period of Service, each individual who is then a non-employee director shall make an election to receive all of his annual retainer as a director for such Period of Service in the form of cash or in the form of a grant of Options pursuant to this Plan. The election must be in writing and must be delivered to the Secretary of the Company no later than the close of business on the date that is six months prior to the first day of the Period of Service for which the election is made. A non-employee director who does not timely file an election shall be deemed to have elected to receive all of his annual retainer for such Period of Service in cash.

     (c) Newly Elected Directors. Each individual who is newly elected to the Board may elect, within 30 days of his election to the Board, to receive all of his annual retainer for his first Period of Service in cash or in the form of a grant of Options under this Plan. The election must be in writing and must be delivered to the Secretary of the Company no later than the close of business on the thirtieth day after the non-employee director's election to the Board. A non-employee director who does not timely file an election shall be deemed to have elected to receive all of his annual retainer for such Period of Service in cash.

2.3 Grant.

     (a) General. Each non-employee director who has elected to receive his annual retainer for a Period of Service in the form of an Option shall be granted an Option to purchase shares of Stock on the date of the annual meeting of the Company's shareholders with respect to such Period of Service, on the terms and conditions set forth in this Plan. Each Option pursuant to this
Section 2.3(b) shall entitle the non-employee director to purchase the number of shares of Stock determined by resolution of the Board no later than the date by which the non-employee directors must make their elections, unless insufficient shares are available for grant to each electing director on such date, in which case each such director shall automatically receive an option to purchase his pro rata portion of the shares that are then available for grant under the Plan.

     (b) Initial Grants to Newly Elected Directors. Each newly elected non-employee director who has elected to receive his annual retainer for his first Period of Service in the form of an Option shall be granted an Option to purchase shares of Stock on the date that is six months after the date of his election to receive an Option, on the terms and conditions set forth in this Plan. Each Option granted pursuant to this Section 2.3(b) shall entitle the non-employee director to purchase the number of shares of Stock subject to Options granted for the Period of Service during which the newly elected director's service commences, unless insufficient shares are available for grant to each electing non-employee director on such date, in which each such non-employee director shall automatically receive an option to purchase his pro rata portion of the shares that are then available for grant under the Plan. If the Period of Service for which the non-employee director was elected is shorter than 12 months, the number of shares subject to the Option shall be equal to the number of shares granted for the Period of Service during which the newly elected director's service commences, multiplied by a fraction, the numerator of which is the number of months in the Period of Service and the denominator of which is 12.

2.4 Terms. Options issued pursuant to the Plan shall have the following terms and conditions in addition to those set forth elsewhere herein:

     (a) Number. Each non-employee director shall receive under the Plan Options to purchase the number of shares of Stock specified in Section 2.3, subject to adjustment as provided in Article III. Such grants shall be effective at the times specified in Section 2.3.

     (b) Price. The price at which each share of Stock covered by the Option may be purchased by each non-employee director shall be the Fair Market Value (as defined in Section 5.5) of the Stock on the date of grant, subject to adjustment as provided in Article III.

     (c) Duration of Options. The period within which each Option may be exercised shall expire ten years from the date the Option is granted (the "Option Period"), unless terminated sooner pursuant to subsection (d) below or fully exercised prior to the end of such period.

     (d) Termination of Service, Death, Etc. The Option shall terminate in the following circumstances if the Holder ceases to be a director of the Company:

          (i) If the Holder is removed as a director of the Company during the Option Period for cause, the Option shall be void thereafter for all purposes.

          (ii) If the Holder ceases to be a director of the Company on account of disability within the meaning of Section 22(e)(3) of the Code, the Option may be exercised by the Holder (or, in the case of death thereafter, by the persons specified in Section
               2.4(d)(iii)) within one year following the date on which the Holder ceased to be a director (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised as to all shares then subject to the Option without regard to the service requirement in subsection 2.4(g).

          (iii)If the Holder dies during the Option Period while still serving as a director or within the three-month period referred to in
               Section 2.4(d)(iv) below, the Option may be entitled to do so under the Holder's will or by the laws of descent and distribution within fifteen months following the Holder's death (if otherwise within the Option Period), but not thereafter. In any such case, the Option may be exercised as to all shares then subject to the Option without regard to the service requirement in subsection 2.4(g).

          (iv) If the Holder ceases to be a director within the Option Period for any reason other than removal for cause, disability or death, the Option may be exercised by the Holder within three months following the date of such termination (if otherwise within the

               Option Period), but not thereafter. In any such case, the Option may be exercised as to all shares then subject to the Option without regard to the service requirement in subsection 2.4(g).

          (v) With respect to all Options granted after the date this amended and restated Plan is signed, subparagraphs, (ii), (iii), and (iv) shall not apply. An Option granted after the date this amended and restated Plan is signed shall terminate at the end of the Option Period or if the Holder is removed from the Board for cause before the end of the Option period, the Option shall thereafter be void for all purposes.

     (e) Transferability, Exercisability. Each Option granted under the Plan shall not be transferable by a Holder other than by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by the Holder or, in the event of disability or incapacity, by the Holder's guardian or legal representative.

     (f) Exercise, Payments, etc.

          (i) The method of exercising each Option granted shall be by delivery to the Company of written notice specifying the number of shares with respect to which the Option is exercised. The purchase of Stock pursuant to the Option shall take place at the principal office of the Company within thirty days following delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods set forth in Section 2.4(f)(ii) or a combination thereof. The Option shall be exercised when the purchase price is paid in full. If the purchase price is paid by means of a broker's loan transaction as described in clause (C) of Section 2.4(f)(ii), in whole or in part, the closing of the purchase of the Stock under the Option shall take place on the date on which, and only if, the sale of Stock upon which the broker's loan was based has been closed and settled, unless the Holder makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the purchase price by the Company regardless of whether or not the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Stock shall be delivered to the Holder upon payment therefor. If Options on less than all shares evidenced by an Option Certificate are exercised, the Company shall deliver a new Option Certificate evidencing the Option on the remaining shares on delivery of the outstanding Option Certificate for the Option being exercised.

          (ii) The exercise price shall be paid by any of the following methods or any combination of such methods, at the option of the Holder:
               (A) cash, or (B) certified, cashier's or check acceptable to the Company, payable to the order of the Company; or (C) delivery to the Company of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price of the Stock; or (D) delivery to the Company of a promissory note (to the extent permissible under Colorado corporate law), which shall be in a principal amount equal to the purchase price, which shall be full recourse and secured by all or a portion of the Stock acquired pursuant to the exercise of the Option, which shall bear interest at a rate determined by the Committee (but not lower than the rate required to avoid the imputation of interest under the Code), which shall provide for level quarterly payments of principal and interest over its tenure, which shall become payable in full upon the first to occur of the fifth anniversary of the date the Option is exercised, failure to pay any payment of principal and interest within five days after it is due, or termination of Holder's services as a director for any reason, and which shall contain such other terms and conditions including the provision of security in addition to the Stock that the Company, in its sole discretion, deems necessary or appropriate; or (E) delivery to the Company of certificates representing the number of shares of Stock then owned by the Holder, the Fair Market Value of which (determined as of the date the notice of exercise is delivered to the Company) equals the price of the Stock to be purchased pursuant to the Option, properly endorsed for transfer to the Company. No Option may be exercised by delivery to the Company of certificates representing Stock that has been held by the Holder for less than six months or such other period as shall be sufficient for the Company to avoid, if possible, the recognition of expense with respect to the Option for accounting purposes.

     (g) Service Required for Exercise.  Except as set forth in Sections 2.4(d),
4.1 and 4.2, each Option shall become exercisable in increments after each year of continuous service by the Holder as of non-employee director of the Company commencing with the first year of continuous service from the date of grant. The number of shares as to all or part of which the Option may be exercised after one year of continuous service as a non-employee director after the date of grant shall be 1/3 of the total number of shares covered by the Option, with an additional 1/3 being exercisable after the second year of continuous service, and an additional 1/3 after the third year of continuous service. Except as set forth in Sections 4.1 and 4.2, the Option shall not be exercisable as to any shares as to which the continuous service requirement has not been satisfied, regardless of the circumstances under which the Holder ceased to be a director. The number of shares as to which the Option may be exercised shall be cumulative, so that once the Option becomes exercisable as to any shares it shall continue to be exercisable as to those shares until expiration or termination of the Option as provided in the Plan.

     (h) Compliance with Certain Company Policies. The Holder shall comply at all times with the Company's policy on trading securities of the Company as such policy is in effect from time to time. In addition, the Holder agrees to sell no Stock (including Stock acquired otherwise than upon exercise of an Option) if the sale of such Stock, together with all other sales of Stock by any of the Company's directors, employees and consultants on any stock exchange or in the over-the-counter market, shall exceed 10% of the total trading volume of the Stock on the date of sale by the Holder on any stock exchange and in the over-the-counter market. If the Holder fails to comply with the Company's policy on trading securities, or violates the agreement made in the immediately preceding sentence, as determined in the sole discretion of the Company, the Holder shall pay to the Company as liquidated damages the profit realized (which shall be equal to the excess of the amount received by the Holder over the Holder's basis for the Stock disposed of) in the transaction that resulted in the failure to comply with the Company's policy. This condition shall survive the exercise of an Option and the termination of the Plan.

ARTICLE III

AUTHORIZED STOCK

3.1 Number of Shares. A total of 500,000 shares are authorized for issuance under the Plan in accordance with the provisions of the Plan. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if, in the opinion of counsel for the Company, such shareholder approval is required. Shares that may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

3.2 Unused and Forfeited Stock. Any Shares that are subject to an Option under this Plan that are not used because the terms and conditions of the Option are met, including any shares that are subject to an Option that expires or is terminated for any reason shall automatically become available for use under the Plan. Any Shares that are used to pay the Option Price shall not become available for the grant of Options under the Plan.

3.3 Adjustments for Stock Split, Stock Dividends, Etc. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Stock as to which Options may be granted under the Plan; and (ii) the Shares then subject to each outstanding Option.

3.4 Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution to the holders of Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Holder then holding an Option for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof. Prior to the time that any such securities or other property are delivered to a Holder in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property that have been set aside by the Company in accordance with this Section are not delivered to a Holder because an Option is not exercised, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

3.5 Other Changes in Stock. If there shall be any change, other than as specified in Sections 3.3 and 3.4, in the number or kind of outstanding Shares of Stock or of any Stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Options or which have been reserved for issuance pursuant to the Plan but are not then subject to an Option, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option that involves the particular type of stock for which a change was effected.

3.6 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Option held by any Holder of the particular class of Stock involved, the Stock or other securities which the Holder would have been entitled to subscribe for if immediately prior to such grant the Holder had exercised his entire Option. If, upon exercise of any such Option, the Holder subscribes for the additional Stock or other securities, the Holder shall pay to the Company the price that is payable by the Holder for such Stock or other securities.

3.7 General Adjustment Rules. No adjustment or substitution provided for in this
Article III shall require the Company to issue a fractional share under any Option and the total substitution or adjustment with respect to each Option shall be limited by deleting any fractional share. In the case of any such substitution or adjustment, the purchase price with respect to each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

3.8 Determination by the Committee, Etc. Adjustments under this Article III shall be made by the Committee, whose determinations with regard thereto shall be final and binding.


ARTICLE IV

CORPORATE REORGANIZATION; CHANGE OF CONTROL

4.1 Reorganization. If the Company is merged or consolidated with another corporation or the Company is a party to a reorganization (other than a merger, consolidation or reorganization in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy
Code) or liquidation of the Company, the Committee shall, as to the Plan and outstanding Options, either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Holders holding such Options as a result of such substitution, and the excess of the aggregate Fair Market Value of the Shares subject to Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the Shares subject to Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the Holders, provide that all unexercised Options must be exercised within thirty days of the date of such notice or they will be terminated. If alternative (i) is implemented, the Committee may, at its sole discretion, provide that Options may be exercisable in full without regard to the applicable exercise periods set forth in the Option agreements and if alternative (ii) is implemented, Options shall be exercisable in full without regard to the applicable exercise periods set forth in the Option agreements.

4.2 Change of Control. In the event of a change in control of the Company, as defined below, all Options shall become exercisable in full, without regard to applicable exercise periods set forth in Article II. For purposes of the Plan, a "change in control" shall be deemed to have occurred if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.


ARTICLE V

GENERAL PROVISIONS

5.1 Expiration. The Plan shall terminate whenever the Board adopts a resolution to that effect. After termination, no additional Options shall be granted under the Plan, but the Company shall continue to recognize Options previously granted.

5.2 Amendments, Etc. The Board may from time to time amend, modify, suspend or terminate the Plan. Nevertheless, no such amendment, modification, suspension, or termination shall impair any Option theretofore granted under the Plan or deprive any Holder of any shares of Stock that he may have acquired through or as a result of the Plan without the consent of the Holder. The Plan may not be amended more than once every six months with respect to the persons entitled to be granted Options hereunder, the timing of grants for participants, the number of shares of Stock to be granted as Options to individual participants or the price thereof, other than amendments necessary to comport with changes in the Code or the rules and regulations thereunder. The Company shall obtain the approval of shareholders to any amendment or modification of the Plan to the extent required by Rule 16b-3 (or any successor applicable rule) or by the listing requirements of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities are quoted or listed for trading.

5.3 Treatment of Proceeds. Proceeds from the sale of Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

5.4 Fair Market Value. The "Fair Market Value" of a share of Stock shall be the last reported sale price of the Stock on the American Stock Exchange on the day the determination is to be made. If, however, the Stock should be listed or admitted for trading on a national securities exchange, the Fair Market Value of a share of Stock shall be the closing price on the day the determination is to be made. If the Stock is not listed or traded on NASDAQ or on any national securities exchange, the Fair Market Value for purposes of the grant of Options under the Plan shall be determined by the Committee in good faith.

5.5 Section Headings. The Section headings are included herein only for convenience, and they shall have no effect on the interpretation of the Plan.

5.6 Severability. If any article, section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not effect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

5.7 Rule 16b-3. This Plan is intended to comply with the requirements of Rule 16b-3 and any successor applicable rule so that grants under the Plan will not affect the status of non-employee directors as disinterested persons for purposes of Rule 16b-3 and that such grants will otherwise satisfy the requirements of Rule 16b-3. To the extent the Plan does not conform to such requirements, it shall be deemed amended to so conform without any further action on the part of the Board of Directors or shareholders.

                                    UNIQUE MOBILITY, INC.,
                                    a Colorado corporation



Date: July 20, 1998               By: /s/Donald A. French

                 Cover page consisting of graphic art and the following text:

                                                UQM
                                Driving the World with Electric Power

                                        Unique Mobility, Inc.
                                           Annual Report 1998

Photos (inside front cover): Ethos I HEV, Kia Sephia EV, Ethos 3 EV, Saturn HEV, Advanced Technology Transit Bus,HMMWV HEV, electric bicycle, electric scooter, electric wheelchair and the following text:


            UQM Driving the World with Electric Power!

Company Highlights

Recent Events
- The Company opened a newly constructed 25,000 square foot factory in Frederick, Colorado, to house the Aerocom Industries acquisition and Unique Power Products, a wholly-owned motor manufacturing subsidiary.

- The Company acquired Franklin Manufacturing, a $10 million, St. Charles, Missouri-based manufacturer of printed circuit boards, wire harnesses and electronic assemblies; in addition to its rapidly growing core business, Franklin will manufacture UQM controllers and related electronic components.

- The Company acquired Aerocom Industries, a $2 million, Colorado-based manufacturer of precision gears; in addition to its rapidly growing core business, Aerocom will produce speed reduction gear sets for the Company's integrated electric power systems.

- The Company was awarded a U.S.  Patent covering phase advance  control,  a key
technology  that  significantly   extends  the  power  range  of  electronically
commutated permanent magnet motors.

- With PEI Electronics (formerly Chrysler Pentastar), the Company demonstrated a Unique-powered 4WD hybrid-electric HMMWV ("Hummer") to the Department of Defense and members of the automotive press.

- Deere & Co. (NYSE:DE) joined Unique in a program to develop a dual fuel engine generator for large-scale, hybrid-electric vehicles pursuant to a cost share contract from the U.S. Department of Defense.

- The Company signed a multiyear license and supply agreement with Invacare Corporation (NASDAQ:IVCR) to manufacture UQM motors for power wheelchairs; J.B. Richey, Senior Vice President of Invacare Corporation and President of Invacare Technologies, was reelected to the Unique board.

- Lee Iacocca's EV Global Motors became the Company's largest shareholder with the purchase of a ten percent equity position and Unique acquired one percent of EV Global; Lee Iacocca joined Unique's board of directors and Unique's CEO, Ray
A. Geddes, was appointed to the board of EV Global.

Bar Graphs graphing the following information and values:

                     Shareholder's  equity

Millions of dollars     3.7      4.4       5.6      8.6      16.7
fiscal period ended  10-31-94  10-31-95  10-31-96  3-31-97  3-31-98

                 Book value per common share
Dollars                0.37      0.42      0.48     0.66     1.09
fiscal period ended  10-31-94  10-31-95  10-31-96  3-31-97  3-31-98

                      Working  capital

Millions of dollars     2.1       1.1       2.5      4.2      7.6
fiscal period ended  10-31-94  10-31-95  10-31-96  3-31-97  3-31-98

                         Total debt

Millions of dollars    0.93      2.3       2.18     2.12     1.19
fiscal period ended  10-31-94  10-31-95  10-31-96  3-31-97  3-31-98

Picture of Ray A. Geddes, Chairman and Chief Executive Officer

To Our Shareholders:

I am pleased to present our inaugural annual report in a year of "firsts" for Unique Mobility.

What an eventful year it was! We sharpened our focus, developed a manufacturing strategy, repositioned the Company from product developer to product producer, completed two key acquisitions, and began to fill our order book. Moreover, we made great strides in our mission to become a leading provider of advanced vehicle power systems for energy efficient, environmentally clean transportation throughout the world.

Our transition into the world of commercial production is a major milestone for Unique. Over the years, we've built a technology portfolio that represents a cumulative investment of more than $37 million. Much of this effort was funded by our customers and clients - major companies and government agencies who turned to us to advance the state-of-the art in highly efficient, power dense electric motors and controls.

Now we're ready to make good on this investment - a step that portends a sharp increase in revenue and shareholder value arising from a number of new products and services.

Manufacturing Strategy Unique has achieved worldwide recognition as a leader in the development of highly efficient, power dense, (small and lightweight) permanent magnet motors and controls. Our registered trademark "UQM" has appeared on engineered products shipped all over the globe. Our client list has included an impressive array of "blue chip" automotive, industrial and commercial organizations.

In the midst of these accomplishments, however, we encountered a critical roadblock. The roadblock was our lack of the structural, financial and human resources to manufacture in volume what we developed.

This led us to devise a manufacturing strategy that could be quickly implemented to fill the gap. In line with this strategy we established Unique Power Products (motors), acquired Aerocom Industries (gears), and Franklin Electronics (printed circuit boards and wire harnesses). With these transactions, our revenue run-rate tripled and our order backlog jumped to more than $20 million. Moreover, we now have the in-house capability to supply customers with a wide range of integrated electric propulsion systems, subsystems and components.

Product  Programs
During the year, we've seen our long association with Invacare Corporation mature into a customer-supplier relationship. In August 1997, we executed a multiyear license and supply agreement with Invacare that calls for Unique Power Products to launch production during fiscal 1999.

In June 1997, EV Global Motors Company became our largest shareholder and its Chairman, Lee Iacocca, joined our board. EV Global is committed to the near-term commercialization of electric bicycles, electric scooters and neighborhood electric vehicles. We're working closely with EV Global to develop motors and controls for these exciting new products.

In May 1998, Taiwan UQM Electric Co., Ltd., our joint venture in the Republic of China, launched production of small motors for KYMCO, our joint venture partner. KYMCO has announced it will introduce an electric scooter in the Taiwan market this fall and has appointed EV Global its distributor for electric scooters in the Americas, Bermuda and the Caribbean Islands. Taiwan UQM will be KYMCO's principal supplier of electric propulsion systems.

Acquisitions

In January 1998, we acquired Aerocom for a total valuation of $4.7 million, including assumption of debt. Aerocom's core business is the precision grinding of gears for customers in the automotive, industrial and aerospace markets. Its revenue for calendar year 1997 was approximately $2 million.

Our rationale for the Aerocom acquisition was based on its synergy with Unique's electric motor product line (most motors require a speed reducing gear set) as well as its current order backlog and the potential for future growth through the cross marketing of Unique/Aerocom products and services.

In April 1998, we acquired Franklin Electronics for a total valuation of $9.5 million, including assumption debt. Franklin is an ISO 9002 certified manufacturer of printed circuit boards, cable harnesses and electronic assemblies for customers in the automotive, computer, medical, telecommunications and industrial markets. Franklin's revenue for the year ended September 30, 1997, was approximately $10 million.

Our rationale for the Franklin acquisition was based on our need for electronics manufacturing capability (all brushless permanent magnet motors require electronic control) as well as its current backlog and its potential for future growth through the cross marketing of Unique/Franklin products and services.

The acquisition of Aerocom and Franklin has expanded our product offerings far beyond that of motors and controllers. By including gears, gear assemblies and a wider array of electronic devices, we have opened up opportunities to supply components to new markets and to offer "one-stop shopping" to customers that require integrated motor, gear and electronic control systems.

Future  Outlook
Historically, Unique has developed technology primarily for application in electric and hybrid-electric vehicles. At present, we are addressing this market with a focus on low voltage propulsion systems and auxiliary automotive components.

During fiscal 1999, Unique traction drives will appear in electrically propelled wheelchairs, bicycles and scooters. Other near-term traction applications include golf carts, warehouse vehicles, neighborhood vehicles, lawn and grounds care equipment, floor cleaners and sweepers and fork lift trucks. We have also targeted several related markets such as generators, DC-DC converters, battery management systems, battery chargers, power steering pump motors, air conditioning compressor motors, fuel cell compressor motors and cooling fan motors.

In the longer term, we believe that Unique can become a key supplier to the emerging automotive markets for battery-electric, fuel cell-electric and hybrid-electric vehicles. Our key relationships with industry leaders should serve to enhance and accelerate our path to production in this vital new segment of the transportation industry.

Accordingly, we are pursuing sources offunding to develop more advanced propulsion systems for both on-road automotive mass markets and off-road niche markets. We expect that the U.S. Departments of Defense, Energy and Transportation will continue to solicit proposals for such efforts, including potentially sizable awards as part of the Partnership for a New Generation of Vehicles (PNGV). As in the past, we will respond, hopefully with success, to those opportunities that match our product development and commercialization goals.

In the meantime, we foresee a sharp increase in revenues and steady improvement in cash flows as a result of our entry into the markets for gears and electronic contract manufacturing. As flexible, low-cost players in these very large markets, we believe both Aerocom and Franklin have significant upside potential and will contribute greatly to the future growth of our Company.

Of course, our people are at the heart of our past and future achievements. Our employees know how to succeed during periods of change and uncertainty. They are customer-committed and achievement-oriented people. They share our goal to manage Unique Mobility to enrich the lives of those we serve, to improve the environment in which we live and to provide the best possible return on your investment.

/s/Ray A. Geddes
Ray A. Geddes
Chairman and Chief Executive Officer

Building The Infrastructure
Expanding to Meet the Future

Engineering and Product  Development Center
Unique Mobility's corporate offices and its Engineering and Product Development Center are based in Golden, Colorado, adjacent to the foothills of the Rocky Mountains and the Denver-Boulder-Colorado Springs high-tech corridor. Located nearby is the National Renewable Energy Laboratory together with a host of aerospace, electronics and telecommunications companies that are available for consultation and technical support.

The Engineering and Product Development Center includes engineering and drafting/design offices, an electronics laboratory, a mechanical assembly shop, a dynamometer test facility and an experimental garage. All machines, tools and test equipment required to produce prototype systems and components, pilot production runs and production tooling are on site.

Unique's   engineering  group  has  computing   facilities  that  comprise  five
Pro/ENGINEER workstations and more than 40 IBM-compatible personal computers NT networked with full access to the web.

The electronics lab is equipped to fabricate and test both analog and digital controllers, control software and computer area networks. The power lab has the capability to test motors, generators and controllers for systems rated up to 250 horsepower.

The Engineering and Product Development Center is a critical element of Unique's strategy for sustained growth. It is an indispensable source of new products and ideas that will open expansive new markets for the Company, its partners and its licensees.

Photos: The Company's Golden, Colorado facility and the equipment located in the facility (8 photos)

Manufacturing Operations: Mechanical Products

Manufacturing operations for mechanical products - motors and gears - are performed by two of the Company's wholly-owned subsidiaries, Unique Power Products and Aerocom Industries. They are housed together in a newly constructed 25,000 square foot facility in Frederick, Colorado. Unique Power Products was established in January 1997 to plan for and launch production of an innovative new wheelchair motor for Invacare Corporation, the world's largest producer of power wheelchairs.

Since its inception, Unique Power Products has developed manufacturing processes, purchased tooling and equipment, established a supply base and recruited key personnel in preparation for a production launch during the current fiscal year. ISO 9002 quality certification is scheduled for October 1998.

Aerocom was acquired in January 1998 and relocated to Frederick in June 1998. Aerocom gears are used in the transmissions of large off-highway construction and agricultural machinery as well as in aerospace actuators. Aerocom's customer list includes Caterpillar, Inc., Dana Corporation, Eaton Corporation, Funk Manufacturing Co. (a subsidiary of Deere & Co.), Honeywell Space Flight Systems and Sunstrand Aviation.

Aerocom is fully equipped with precision gear grinding, hobbing and shaping machines together with a full complement of general machining, welding and inspection equipment. Aerocom's capacity has been recently expanded to include an oil quench heat treat oven and the manufacture of complete gear shaft assemblies.

Photos: Manufacturing facility in Frederick, Colorado, manufacturing equipment, and end products of customers containing components manufactured at the Frederick, Colorado facility (10 photos)

Building The Infrastructure
Expanding to Meet the Future

Manufacturing Operations: Electronics

Franklin Electronics, acquired in April 1998, is an established manufacturer of thru-hole and surface mount printed circuit boards, cable harness assemblies and complete electronic boxes. It is located in a 31,000 square foot facility in St. Charles, Missouri.

Franklin serves the automotive industry (Chrysler, Ford, General Motors and Honda) as a Tier 2 supplier to Siemens Electromechanical Components and Methode Electronics. Franklin also serves the computer, industrial and telecommunication markets through customers such as Blaw Knox Construction, Ferro Magnetics, Flight Safety International, L.R. Nelson Corporation and Montgomery Kone.

Franklin is fully equipped with state-of-the-art screen-printing, pick and place, chip-shooter, insertion and wave soldering systems and is ISO 9002 certified. The marriage of Unique's engineering and product development expertise with this high volume, high quality, low cost manufacturing capability is expected to open up a host of new business opportunities for the Company.

Photos: Manufacturing facility in St. Charles, Missouri, manufacturing equipment, and customer end products containing components manufactured at the St. Charles facility (10 photos)

Manufacturing  Operations:   Taiwan  Joint  Venture

Unique has established a beachhead from which to serve Asian markets through Taiwan UQM Electric Co., Ltd., its joint venture with KYMCO. KYMCO is Taiwan's largest producer of motor scooters with factories in Taiwan and in Mainland China. Taiwan UQM has been licensed to manufacture UQM motors and controllers exclusively in Taiwan and non-exclusively in Asia, except for Japan and India.

Taiwan is requiring its motor scooter industry, which produces more than one million units annually, to begin to market electric scooters starting with the year 2000. KYMCO has announced to the public that it will introduce its first electric scooter in the fall of 1998, and that it hopes to lead the industry as a producer of electric scooters.

In support of the KYMCO electric scooter program, Taiwan UQM has constructed and equipped a 75,000 square foot engineering and manufacturing facility in the city of Tao-Yuan. Production of starter motors and alternators for KYMCO's gasoline powered scooters was launched in May 1998. Production of scooter motors is scheduled to begin in the fourth calendar quarter.

Photos: Taiwan manufacturing facility, manufacturing equipment and electric motor scooter (6 photos)

Accessing Markets Through Partnerships
Accelerating the Path to Commercialization

A key element of the Company's strategy to tap near-term markets is based on the supply of motors and controllers for small lightweight vehicles that do not require exotic batteries for high speed or extended range. To implement this strategy, Unique has formed strategic partnerships with leaders in the field of light electric transportation. Three of these important relationships are profiled below.

Invacare Corporation  (NASDAQ:IVCR)
Invacare is a shareholder of the company and J. B. Richey, Invacare's Senior Vice President of Total Quality Management, is a member of the Unique board of directors.

Invacare produces and distributes products used by people recovering at home from accidents or illness, and for long-term use by a child or an adult who has a physical disability. Distribution covers the United States, Canada, Europe, Australia and New Zealand. Invacare's total revenue in 1997 was $653 million. Invacare's electrically powered products include power wheelchairs, home care beds, motorized scooters and power tilt and recliner devices.

Unique and Invacare have collaborated on the development of an innovative new wheelchair motor that offers smooth operation and improved controllability. Unique has granted Invacare an exclusive worldwide license to use its technology in medical products.

Photo: J.B. Richey, Sr. Vice President-Total Quality Management, Invacare
       Corporation

EV Global Motors Company

EV Global was founded by Lee Iacocca to develop and mass-market light electric transportation in cooperation with strategic partners around the world. Mr. Iacocca believes that light electric vehicles offer a practical solution for urban package delivery, for short trips to work, or to run errands, as well as for fun and fitness. His vision encompasses a range of products, such as electric bicycles, scooters, pedicabs and small four-wheeled neighborhood vehicles.

EV Global is Unique's largest shareholder with a ten percent equity position and a seat on the Unique board. Conversely, Unique has a one percent shareholding in EV Global and Ray A.Geddes, the Company's Chairman and CEO, sits on the EV Global board. Unique is currently working closely with Mr. Iacocca's staff to develop electric propulsion systems for several of EV Global's product programs.

Photos:  Lee Iacocca, Chairman and CEO, EV Global Motors Company;
         Lee Iacocca and Ray A. Geddes (two pictures)

Kwang Yang Motor Co., Ltd. (KYMCO)

KYMCO is Taiwan's largest producer of motor scooters, a principal form of transportation in the Republic of China. With factories in Kaohsiung, Taiwan, and in Mainland China, KYMCO markets its products throughout Asia and Europe. KYMCO also plans to market electric scooters in the Western Hemisphere through a recently completed distribution arrangement with EV Global.

KYMCO is privately held and has annual revenues of approximately $1 billion. Unique and KYMCO have collaborated on the development of an advanced electric power system (motor, controller, DC/DC converter and charger) for application to motor scooters. Two percent of the scooters produced for sale in Taiwan (approximately 20,000 units) are required to be electric by the year 2000. Unique has granted KYMCO a license to use the developed products in scooters exclusively in Asia (except for Japan and India) and non-exclusively throughout the rest of the world.

Separately, Unique, KYMCO and Turn Luckily Technology, an automotive engineering consulting firm, formed a joint venture, Taiwan UQM Electric Co., Ltd., to manufacture the developed products and other products under a companion license from the Company. Taiwan UQM is currently preparing to produce power systems for KYMCO scooters in support of KYMCO's announcement that it will introduce its first electric model in the fall of 1998.

Photo:   KYMCO board of directors and Taiwan UQM management

Developing the Power for Future Transportation
The Emerging Market for Electric and Hybrid-Electric Vehicles

In a world that produces over 56 million cars, trucks and buses annually, the potential market for battery-electric, fuel cell-electric and hybrid-electric vehicles is immense, especially in those cases where a premium is placed on fuel efficiency and improved air quality.

Unique has a long history of integrating battery-electric propulsion systems into passenger cars beginning with the ElecTrek all-composite sedan produced by the Company from 1980 through 1983. Since that time, Unique has developed advanced motors and controllers for the BMW electric car program, an integrated propulsion system for the Pininfarina Ethos 3 EV and a similar system for the 1998 Kia Sephia EV show car.

The major forces driving the commercialization of battery-electric vehicles lie in the demand for energy security and clean air. However, unfavorable battery cost/performance metrics and the lack of battery charging infrastructure have relegated the all-electric vehicle to niche market status.

Over the long term, a mass market for alternative-powered vehicles is expected to emerge as advances in fuel cell and hybrid-electric technologies begin to mature. In the meantime, hybrid-electric niche markets are beginning to appear. These markets include large trucks, buses and off-highway equipment such as agricultural, mining and military vehicles.

Recent efforts by Unique in the hybrid-electric niche market include hub-mounted traction motors and controls for the DOT-funded Advanced Technology Transit Bus
(ATTB) and a 4WD traction system and high-output generator for the hybrid-electric HMMWV developed in collaboration with PEI Electronics for the Defense Advanced Research and Development Agency (DARPA).

No matter which type of vehicle energy source prevails - battery-electric, fuel cell electric or hybrid-electric - highly efficient, power dense electric motors, generators, and electronic controls will be in demand. Unique believes it is well positioned to become a key player in both the near-term niche markets and the emerging mass-market for these critical components and systems.

Photo: graphical representation of a hybrid electric automobile

Implementing A Strategy For Growth
A Plan to Achieve New Strength and Diversity

Seizing the Opportunity

Unique expects to experience dramatic growth over the next few years through a combination of an expansive build-up of its manufacturing operations, strategic alliances to access new markets and accretive acquisitions that leverage its core competencies.

Aggressive Product Commercialization

Unique has laid the foundation for an international manufacturing infrastructure and has secured its first multiyear purchase agreements. The Company anticipates that several new accounts will be added to its customer list during fiscal 1999. Recent acquisitions have brought manufacturing capacity on line to accommodate a strong upsurge in new business and credit lines have been established to finance additional capacity.

Strategic Alliances to Access Key Markets

Unique has successfully partnered with leading companies and organizations worldwide to develop new products and enter new markets. The Company is aggressively pursuing these relationships in order to expand its product lines and to reach new markets, both domestically and overseas. Prospective alliances with key automotive and industrial OEM suppliers are being developed to access the emerging automotive mass markets for alternative vehicle power systems.

Accretive Acquisitions

Unique launched an aggressive acquisition campaign with the recent acquisition of Aerocom Industries and Franklin Electronics. These acquisitions brought with them a four-fold increase in consolidated revenue and accretive earnings and cash flow. The Company will continue to act on its acquisition strategy to accelerate growth. Target candidates will have increasing revenue and profitability, a product and marketing strategy that is consistent with Unique's existing business and key management personnel.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS

The Company changed its fiscal year end from October 31 to March 31 commencing with periods beginning after October 31, 1996. This change resulted in a five-month transition period for financial reporting purposes commencing on November 1, 1996, and ending on March 31, 1997. This report covers the Company's financial condition at March 31, 1998 and March 31, 1997 and results of operations, changes in stockholders' equity and changes in cash flows for the year ended March 31, 1998, the five-month transition period ended March 31, 1997 ("Fiscal 1997") and the fiscal years ended October 31, 1996 and 1995, respectively.

Financial Condition

The Company's financial condition strengthened during Fiscal 1998 due to the sale of 626,875 shares of common stock pursuant to offerings under Regulation D of the Securities Act of 1933, the issuance of common stock upon the exercise of outstanding common stock warrants and options, the acquisition of Aerocom Industries, Inc. and an investment in EV Global Motors Company. Cash proceeds to the Company from the Regulation D offering, net of offering costs, amounted to $4,673,797 and cash proceeds received upon the exercise of outstanding common stock warrants and options amounted to $3,024,709. Primarily as a result, cash and cash equivalents rose to $7,005,533 at March 31, 1998 from $5,713,557 at March 31, 1997 and shareholders' equity rose to $16,731,132 from $8,574,799. Subsequent to year-end, the Company used $4,000,000 in cash as part of the consideration to acquire Franklin Manufacturing Company. Working capital
(the excess of current assets over current liabilities) increased to $7,566,627 at March 31, 1998 from $4,174,184 at March 31, 1997.

Accounts receivable rose $716,152 to $1,105,466 at March 31, 1998 from $389,314 at March 31, 1997. The increase is attributable to the consolidation of the trade accounts receivable of the two new subsidiaries, Aerocom and UPP, which accounted for $371,815 and $304,177 of the increase, respectively.

Costs and estimated earnings on uncompleted contracts increased $262,853 to $454,738 at March 31, 1998 from the fiscal 1997 year end level of $191,885. The increase was due to increased levels of contract services in process and milestone billing arrangements on such contracts. Estimated earnings on contracts in process rose to $515,782 at March 31, 1998 on costs incurred on contracts in process of $1,724,552 compared to estimated earnings on contracts in process of $490,407 on costs incurred on contracts in process of $3,158,704 at March 31, 1997. The increase reflects improved margins on contracts in process and is attributable to greater labor content in contracts in process and a reduction in anticipated cost overruns.

Raw materials and finished products inventories declined by $206,778 and $55,061, respectively, to $76,377 and $17,715, respectively, at March 31, 1998 compared to $283,155 and $72,776, respectively, at the beginning of Fiscal 1998. The decrease is primarily attributable to an inventory write-down associated with the Company's decision to terminate its past practice of batch production of specialty motors and controllers and the associated stocking of these specialty components in inventory. Coincident with this decision, the Company intends to cease the marketing of these products to the solar racing market, which has historically accounted for approximately $300,000 in specialty product sales, although the Company intends to continue to produce these components for customers on a custom build basis. Likewise, the Company recorded an inventory write-down on its entire line of prototype motors, controllers and associated components. The Company intends to devote substantially all of its marketing, sales and engineering personnel to securing and executing development programs, both customer and internally funded, which have a higher probability of resulting in products that can be manufactured in volume and sold in existing commercial markets. Work in process inventories rose $90,365 to $159,825 at March 31, 1998 due to production of twenty SR286 motors and associated controls pursuant to existing customer orders.

In January, 1998 the Company acquired all of the outstanding common stock of Aerocom for $3,377,020. The purchase price consisted of a cash payment of $337,702 and the issuance of 371,555 shares of the Company's common stock. The acquisition was accounted for under the purchase method of accounting. Under this method, the excess of the purchase price over the net assets acquired is first allocated to increase the recorded value of the tangible assets acquired to their fair market value, with any excess then recorded as goodwill. The excess of the purchase price over the net assets acquired of Aerocom resulted in an increase in the recorded value of property and equipment in the amount of $1,788,598 with the excess of $1,297,087 being recorded as goodwill.

The Company invested $703,562 for the acquisition of property and equipment during Fiscal 1998 compared to $118,608 for the five-month period ended March 31, 1997 and $182,011 and $440,079 in Fiscal 1996 and 1995, respectively. The increase in capital expenditures is primarily attributable to the purchase of manufacturing equipment by Aerocom coincident with the expansion of their manufacturing capabilities.

Investment in Taiwan joint venture declined to $2,044,393 at Fiscal 1998 year end from $2,677,730 at the beginning of the fiscal year. The decrease is attributable to the Company's proportionate share of operating losses which amounted to $246,648 during Fiscal 1998 and foreign currency translation adjustments which amounted to $386,689.

Patent and trademark costs, net of accumulated amortization, was $575,985 at March 31, 1998 an increase of $73,688 from the Fiscal 1997 year end level. The increase is primarily attributable to increased legal fees, application fees and maintenance fees which amounted to $110,411 during Fiscal 1998 compared to $47,865 for the five-month transition period ended March 31, 1997 and $92,390 and $64,766 for fiscal 1996 and 1995, respectively. Prior to June 1997, Alcan Aluminium Limited paid one-half of the Company's qualifying patent prosecution costs. Coincident with Alcan's sale of its equity stake in the Company this reimbursement provision expired, contributing, in part, to the increase in patent and trademark costs.

Accounts payable rose to $389,791 at March 31, 1998 from $169,403 at the end of Fiscal 1997. The increase is primarily attributable to the consolidation of the trade accounts payable of Aerocom which accounted for $147,197 of the increase.

Other current liabilities increased to $876,357 at Fiscal 1998 year end, from $459,223 at March 31, 1997. The increase is primarily attributable to the consolidation of the other current liabilities of Aerocom and UPP which accounted for $113,709 and $467,871 of the increase. The principal components of the increase were accrued machinery and equipment purchases which rose $402,834 and accrued material purchases which rose $82,357.

Billings in excess of costs and estimated earnings on uncompleted contracts declined $659,357 to $450 at March 31, 1998 from $659,807 at March 31, 1997 due to the completion of work on a large program where the customer made a substantial prepayment.

Long-term debt rose $303,706 during Fiscal 1998 due to the assumption of debt upon the acquisition of Aerocom. Long-term debt consists of term debt on the manufacturing equipment of its gear manufacturing operations and mortgage debt on the Company's facility in Golden, Colorado.

Common  stock  and  additional   paid-in  capital   increased  to  $153,946  and
$38,852,446 at March 31, 1998, respectively, compared to $130,430 and $27,094,170 at March 31, 1997. The increases were due to the sale of common stock to investors in the amount of $4,673,797; proceeds received upon the exercise of warrants of $1,932,375; sales of common stock to employees and consultant's through the Company's benefit plans and the exercise of options of $1,163,892; the issuance of common stock for the acquisition of Aerocom of $3,039,318; and the exchange of common stock for the common stock of EVG of $1,000,000.

Results of Operations

Operations for the year ended March 31, 1998, resulted in a net loss of $3,266,360 or $0.23 per share compared to a net loss of $1,201,085 or $0.12 per share for the five-month transition period ended March 31, 1997, a net loss of $2,904,743 or $0.26 per share for the year ended October 31, 1996 and a net loss of $1,330,433 or $0.13 per share for the year ended October 31, 1995.

Revenue derived from contract services was $2,790,496 during fiscal 1998 compared to $700,132 for the five months ended March 31, 1997 and $1,436,484 and $4,031,951 for the fiscal years ended October 31, 1996 and 1995, respectively. The increase in contract services revenue over the annualized Fiscal 1997 and the Fiscal 1996 levels is attributable to increased levels of sponsored development activities in 1998 which were driven by several contracts with governmental agencies for the development of higher power systems and an electric vehicle conversion program for an international automotive OEM. The decline in fiscal 1998 revenue compared to fiscal 1995 is due to the performance of a multi-million dollar research program in fiscal 1995 for the US Department of Energy and Ford Motor Company.

Product sales during Fiscal 1998 rose to $1,274,236 compared to $152,016 for the five month transition period last year and $611,213 and $701,700 in Fiscal 1996 and 1995, respectively. The increase is primarily due to product sales by Aerocom subsequent to its acquisition which amounted to $531,787. Product sales by the technology segment remained at approximately the same levels as in prior years.

Gross profit margins for fiscal 1998 increased to 11.0 percent compared to a margin of 10.3 percent for the five-month transition period last year and declined compared to margins of 15.1 percent and 28.7 percent for fiscal 1996 and 1995, respectively. Gross profit on contract services was 5.6 percent for the year ended March 31, 1998 compared to 9.8 percent for the five-month transition period ended March 31, 1997, 18.6 percent for the fiscal year ended October 31, 1996 and 31.0 percent for the fiscal year ended October 31, 1995. The decline in gross profit margins during fiscal 1998 compared to all prior periods is attributable to increased material content in programs performed in fiscal 1998 and cost overruns on various development programs which negatively impacted margins. Gross profit on product sales in Fiscal 1998 was 23.1 percent compared to a margin of 12.9 percent for the five-month transition period ended March 31, 1997, 6.7 percent for the fiscal year ended October 31, 1996 and 15.2 percent for the fiscal year ended October 31, 1995. The increase in margins on product sales in Fiscal 1998 is primarily attributable to higher margins on product sales of gears which averaged 32.5 percent during the period following the acquisition of Aerocom.

Research and development expenditures in fiscal 1998 declined to $902,407 compared to the annualized rate for the five month transition period ended March 31, 1997 of $1,232,506 and the fiscal 1996 and 1995 amounts of $1,698,352 and
$1,298,311, respectively. The decrease is generally attributable to decreasing levels of internally-funded development activities and declining levels of development expenditures on the product launch for Invacare Corporation.

General and administrative expense for Fiscal 1998 was $2,121,340 compared to $695,263 for the five-month transition period ended March 31, 1997 and $1,354,713 and $1,193,030 during fiscal 1996 and 1995, respectively. The increase over the prior periods presented is generally attributable to the consolidation of the general and administrative expenses of Aerocom and UPP which amounted to total expenditures of $115,607 during Fiscal 1998, legal and accounting expenditures related to the negotiation and due diligence for the Aerocom and Franklin acquisitions which totaled $105,887, higher levels of investor relations, marketing and business development expenditures which totaled $85,073 and the write-off of an accounts receivable from a customer who filed for bankruptcy of $229,872.

Interest income increased to $191,186 in Fiscal 1998 compared to $54,802 for the five-month transition period last year and $113,582 and $50,890 for Fiscal 1996 and 1995, respectively. The increase is attributable to higher levels of invested cash during Fiscal 1998.

Interest expense was $96,073 during Fiscal 1998 which represents a decrease from the annualized Fiscal 1997 amount and the amounts reported for Fiscal 1996 and 1997. The decrease is attributable to generally lower interest rates in Fiscal 1998 and the funding of capital call obligations to Taiwan UQM during Fiscal 1997 which carried a 10 percent interest rate throughout the period they were due and not paid.

Equity in loss of Taiwan joint venture rose to $246,648 for the year ended March 31, 1997 compared to $24,121 for the five-month transition period ended March 31, 1997 and $45,164 and $11,952 for the fiscal years ended October 31, 1996 and 1995, respectively. The increase is due to expanded staffing and operations at Taiwan UQM preparatory to the launch of manufacturing operations.

Liquidity and Capital Resources

The Company's cash balances and liquidity throughout Fiscal 1998 were adequate to meet operating needs. Net cash used by operating activities was $3,679,072 for the year ended March 31, 1998. Cash requirements throughout the period were funded primarily through the sale of common stock to investors and cash received upon the exercise of outstanding common stock warrants and options.

During the first quarter of Fiscal 1998, the Company entered into a strategic alliance with EV Global Motors Company. As part of this alliance EVG exchanged 400,000 shares of its common stock for 200,000 shares of the Company's common stock. The value of the exchange transaction was $1,000,000. Coincident with this transaction Mr. Lee Iacocca, EVG's Chief Executive Officer joined the Company's board of directors and Ray Geddes, the Company's Chief Executive Officer, joined EVG's board of directors. As of May 31, 1998 EVG beneficially owned 1,455,806 shares of the Company's common stock or 9.2 percent making EVG the Company's largest shareholder.

During the fourth quarter of Fiscal 1998, the Company completed the acquisition of all of the outstanding common stock of Aerocom Industries, Inc., a privately-held Boulder, Colorado based precision gear manufacturer. The acquisition price was $3,377,020 consisting of a cash payment of $337,702 and the issuance of 371,555 shares of the Company's common stock. In addition, the Company assumed $1,264,464 of then existing Aerocom liabilities and debt. The cash portion of the transaction was paid from existing cash balances of the Company. Subsequent to the acquisition, the Company began construction of a 25,000 square foot manufacturing plant in Frederick, Colorado. The plant is situated on 2 acres of land and the Company holds an option to acquire an adjacent 2 acre parcel to accommodate future expansion of the facility. Construction cost of the plant, including land acquisition costs, is expected to be $1.2 million. Construction financing was provided from existing cash balances. The Company has received a commitment from a commercial bank for mortgage financing which is expected to amount to approximately $.9 million. Coincident with this expansion, prior to the end of Fiscal 1998 the Company expended $461,550 for year manufacturing equipment of the approximately $2 million it expects to expend on such equipment prior to the end of calendar 1998. These expenditures are expected to increase its manufacturing capability, both in manufacturing processes and throughput capacity. In order to expand its operations and fund its capital expenditure needs, the Company secured financing from a commercial bank which consists of a $.75 million revolving line-of-credit and term loan financing for up to $2 million of manufacturing equipment purchases, including the refinancing of existing term equipment loans. All financing of the subsidiary has been unconditionally guaranteed by Unique as the parent entity.

During the fourth quarter of Fiscal 1998, the Company completed the private placement of 626,875 units of its securities, at $8.00 per unit, to institutional investors and individual investors in an offering under Regulation D of the Securities Act. Each unit sold consisted of one share of common stock and one warrant to purchase one share of common stock at $8.00 per share for a period of two years subsequent to the date of the offering. The warrants may be called after one year from the date of the offering if the closing price of the common stock on the American Stock Exchange has been $16.00 or more for a period of 20 days. Net proceeds to the Company were $4,673,797. Subsequent, to the end of Fiscal 1998, the Company acquired Franklin Manufacturing Company, a privately-held St. Charles, Missouri manufacturer and distributor of electronic assemblies and components. The Company completed the acquisition of the outstanding common stock of Franklin for $4 million in cash, the assumption of approximately $3.1 million in liabilities and debt and the issuance of 286,282 shares of the Company's common stock. The Company intends to negotiate an increase in Franklin's revolving line-of-credit to accommodate future growth, however, there can be no assurance that such negotiations will be successful. All financing of Franklin has been unconditionally guaranteed by the Company. In June 1998, Franklin was notified by a significant customer, who accounted for $3,380,401 of revenue for the fiscal year ended September 30, 1997, to cease production due to a labor dispute between the United Auto Workers and General Motors Corporation. If the labor dispute is not settled expeditiously, the cessation of product shipments to the customer could have a material adverse effect on the Company's results of operations.

The Company met capital calls from Taiwan UQM of $1.4 million in both fiscal 1996 and 1997. Taiwan UQM reported a net loss of approximately $.6 million in fiscal 1998. Further losses or capital investment by Taiwan UQM could result in additional capital calls by Taiwan UQM.

During the first half of Fiscal 1999, the Company expects to invest substantially greater amounts of capital to launch manufacturing operations and supply motors to Invacare Corporation pursuant to a supply agreement executed during Fiscal 1998. Anticipated capital expenditures for working capital, production machinery, equipment, computer hardware and software are expected to be approximately $1.5 million. The Company expects to fund this investment requirement through a combination of existing cash resources and short-term bank lines-of-credit. Although the Company has, to-date, not entered into formal arrangements for such bank lines-of-credit, Management believes bank lines-of-credit are readily available to the Company on terms acceptable to the Company. However, there can be no assurance that such bank financing can be obtained. The Company believes it has cash resources sufficient to fund non-manufacturing operations over the next year.

For the longer-term, the Company expects to continue its strategy of growing its business through expanding its product line of permanent magnet motors and controllers, seeking strategic alliances to accelerate the commercialization of its technology and pursuing synergistic and accretive acquisitions. The Company expects to finance its future growth from existing cash resources, cash flow from operations, if any, and through the issuance of equity or debt securities or a combination thereof. There can, however, be no assurance that such financing or capital will be available on terms acceptable to the Company. In the event financing or capital for future growth as envisioned under the Company's strategy is not available, the Company believes it can configure its operations such that existing cash balances and cash flow from operations will be sufficient to meet its operating requirements.

                      Independent Auditors' Report

The Board of Directors
Unique Mobility, Inc.:

We have audited the accompanying consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 1998, the five months ended March 31, 1997 and each of the years in the two-year period ended October 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Taiwan UQM Electric Co., Ltd., (a 38.25 percent owned investee company). The Company's investment at March 31, 1998 in Taiwan UQM Electric Co., Ltd. was $2,044,393, and for the year ended March 31, 1998 the Company recognized equity in the losses of Taiwan UQM Electric Co., Ltd of $(246,648). The financial statements of Taiwan UQM Electric Co., Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric Co., Ltd. for the year ended March 31, 1998 is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unique Mobility, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended March 31, 1998, the five months ended March 31, 1997 and each of the years in the two-year period ended October 31, 1996, in conformity with generally accepted accounting principles.


                                 /s/KPMG Peat Marwick LLP
                                 KPMG Peat Marwick LLP


Denver, Colorado
May 22, 1998

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets




                                                     March 31,        March31,
Assets                                                 1998             1997

  Current assets:
       Cash and cash equivalents ..............   $  7,005,533       5,713,557
       Accounts receivable (note 14) ..........      1,105,466         389,314
       Costs and estimated earnings in excess
         of billings on uncompleted contracts
         (note 3) .............................        454,738         191,885
       Inventories (note 4) ...................        253,917         425,391
       Prepaid expenses .......................        158,764         115,260
       Other ..................................         18,361          17,675

               Total current assets ...........      8,996,779       6,853,082

    Property and equipment, at cost:
       Land (notes 5 and 9) ...................        444,480         335,500
       Building (notes 5 and 9) ...............      1,511,635       1,438,090
       Molds ..................................        102,113         102,113
       Transportation equipment ...............        209,920         258,675
       Machinery and equipment ................      5,605,326       1,963,146
                                                     7,873,474       4,097,524
       Less accumulated depreciation ..........     (2,186,805)     (1,764,288)

               Net property and equipment .....      5,686,669       2,333,236

    Investment in Taiwan joint venture (note 6)      2,044,393       2,677,730

    Investment in EV Global (note 7) ..........      1,000,000            --

    Patent and trademark costs, net of
       accumulated amortization of $63,542
       and $45,551(note 13) ...................        575,985         502,297

    Goodwill, net of accumlated amortization
       of $16,215 (note 2) ....................      1,280,872            --

    Other assets ..............................            853           4,354

                                                  $ 19,585,551      12,370,699
(Continued)

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets, Continued




                                                     March 31,        March 31,
Liabilities and Stockholders' Equity                   1998             1997

  Current liabilities:
     Accounts payable .......................   $    389,791         169,403
     Note payable to Taiwan joint venture
       (note 6) .............................           --         1,345,285
     Other current liabilities (note 8) .....        876,357         459,223
     Current portion of long-term
       debt (note 9) ........................        163,554          45,180
     Billings in excess of costs and
       estimated earnings on uncompleted
       contracts (note 3) ...................            450         659,807

            Total current liabilities .......      1,430,152       2,678,898

  Long-term debt, less current portion
     (note 9) ...............................      1,029,924         726,218

            Total liabilities ...............      2,460,076       3,405,116

  Minority interest in consolidated
     subsidiary (note 5) ....................        394,343         390,784

  Stockholders' equity (notes 11 and 12):
     Common stock, $.01 par value, 50,000,000
       shares authorized; 15,394,621 and
       13,042,964 shares issued .............        153,946         130,430
     Additional paid-in capital .............     38,852,446      27,094,170
     Accumulated deficit ....................    (21,798,724)    (18,532,364)
     Notes receivable from officers .........        (56,056)        (83,646)
     Cumulative translation adjustment ......       (420,480)        (33,791)

            Total stockholders' equity ......     16,731,132       8,574,799

  Commitments (notes 6, 9, 16, 19 and 20)



                                                $ 19,585,551      12,370,699


See accompanying notes to consolidated financial statements.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations



                                                     Year         Five Months
                                                    Ended           Ended
                                                  March 31,        March 31,      Year Ended October 31,
                                                    1998             1997            1996            1995
  Revenue:
       Contract services (note 14) .........   $  2,790,496         700,132       1,436,484       4,031,951
       Product sales .......................      1,274,236         152,016         611,213         701,700
                                                  4,064,732         852,148       2,047,697       4,733,651

    Operating costs and expenses:
       Costs of contract services ..........      2,635,599         631,823       1,168,757       2,781,866
       Costs of product sales ..............        980,034         132,418         570,481         594,782
       Research and development ............        902,407         513,544       1,698,352       1,298,311
       General and administrative ..........      2,121,340         695,263       1,354,713       1,193,030
       Amortization of goodwill ............         16,215            --              --              --
       Write-down of inventory .............        416,736            --              --              --
                                                  7,072,331       1,973,048       4,792,303       5,867,989

               Operating loss ..............     (3,007,599)     (1,120,900)     (2,744,606)     (1,134,338)

    Other income (expense):
       Interest income .....................        191,186          54,802         113,582          50,890
       Interest expense ....................        (96,073)        (84,704)       (202,798)       (177,051)
       Equity in loss of Taiwan joint
         venture (note 6) ..................       (246,648)        (24,121)        (45,164)        (11,952)
       Minority interest share of earnings
         of consolidated subsidiary ........        (70,905)        (27,725)        (69,400)        (64,627)
       Other ...............................        (36,321)          1,563          43,643           6,645
                                                   (258,761)        (80,185)       (160,137)       (196,095)

               Net loss ....................   $ (3,266,360)     (1,201,085)     (2,904,743)     (1,330,433)


               Net loss per common share -
                 basic and diluted (note 1n)   $       (.23)           (.12)           (.26)           (.13)

    Weighted average number of shares
      of common stock outstanding ..........     13,924,434      12,043,481      11,021,742      10,090,778

See accompanying notes to consolidated financial statements.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity


                                          Number of                                                 Notes
                                           common              Additional  Cumulative   Accumu-   receivable              Total
                                           shares      Common   paid-in    translation   lated     due from  Treasury stockholders'
                                           issued       stock   capital    adjustment   deficit    officers   stock      equity

  Balances at October 31, 1994 .........  9,925,545   $ 99,255  16,790,995        --   (13,096,103)  (50,671)  (95,472)  3,648,004

  Issuance of common stock in private
    offerings, net of offering costs
    of $141,446 (note 11) ..............    581,111      5,812   1,944,742         --       --          --        --     1,950,554
  Issuance of common stock upon exercise
    of employee options ................     64,786        648      99,628         --       --        (1,750)  (22,130)     76,396
  Issuance of common stock under
    employee stock purchase plan .......        511          5       2,521         --       --          --        --         2,526
  Issuance of warrants for services
    (note 12) ..........................       --          --       50,000         --       --          --        --        50,000
  Net loss .............................       --          --         --           --   (1,330,433)     --        --    (1,330,433)

  Balances at October 31, 1995 ......... 10,571,953    105,720  18,887,886         --  (14,426,536)  (52,421) (117,602)  4,397,047

  Issuance of common stock in private
    offerings, net of offering costs
    of $247,309 (note 11) .............   1,057,708     10,577   3,898,802         --       --          --        --     3,909,379
  Issuance of common stock upon
    exercise of employee options .......    100,542      1,005     153,205         --       --       (13,395)  (10,250)    130,565
  Issuance of common stock under
    employee stock purchase plan .......      6,668         67      20,200         --       --          --        --        20,267
  Issuance of common stock for
    services ...........................     14,494        145      61,246         --       --          --        --        61,391
  Cumulative translation adjustment ....       --         --         --        (21,030)     --          --        --       (21,030)
  Net loss .............................       --         --         --            --   (2,904,743)     --        --    (2,904,743)

  Balances at October 31, 1996 ......... 11,751,365    117,514  23,021,339     (21,030)(17,331,279)  (65,816) (127,852)  5,592,876

  Issuance of common stock in private
    offerings, net of offering costs
    of $365,688 (note 11) ..............  1,289,288     12,893   4,133,927         --       --          --        --     4,146,820
  Issuance of common stock upon
    exercise of employee options .......     40,105        401      62,429         --       --       (17,830)     --        45,000
  Issuance of common stock for
    services ...........................      1,547         15       3,934         --       --          --        --         3,949
  Cumulative translation adjustment ....       --         --         --        (12,761)     --          --        --       (12,761)
  Retirement of treasury stock .........    (39,341)      (393)   (127,459)        --       --          --     127,852       --
  Net loss .............................       --         --         --            --   (1,201,085)     --        --    (1,201,085)

  Balances at March 31, 1997 ........... 13,042,964    130,430  27,094,170     (33,791)(18,532,364)  (83,646)     --     8,574,799

  Issuance of common stock in private
    offerings, net of offering costs
    of $341,202 (note 11) ..............    626,875      6,269   4,667,528         --       --          --        --     4,673,797
  Issuance of common stock upon
    exercise of employee and directors
    options ............................    226,332      2,263   1,081,888         --       --          --        --     1,084,151
  Issuance of common stock upon
    exercise of warrants ...............    918,026      9,180   1,923,195         --       --          --        --     1,932,375
  Issuance of common stock under
    employee stock purchase plan .......      7,523         75      23,963         --       --          --        --        24,038
  Issuance of common stock for
    services ...........................      4,000         40      28,480         --       --          --        --        28,520
  Compensation expense accrued for
    issuance of common stock options
    granted for services ...............      --         --         19,000         --       --          --        --        19,000
  Issuance of common stock for
    acquisition of Aerocom .............    371,555      3,716   3,035,602         --       --          --        --     3,039,318
  Issuance of common stock for
    investment in EV Global ............    200,000      2,000     998,000         --       --          --        --     1,000,000
  Cumulative translation adjustment ....      --         --          --         (386,689)   --          --        --      (386,689)
  Repayment of executive note ..........     (2,654)       (27)    (19,380)        --       --         27,590     --         8,183
  Net loss .............................      --         --          --            --     (3,266,360)   --        --    (3,266,360)

  Balances at March 31, 1998 ........... 15,394,621  $ 153,946  38,852,446      (420,480)(21,798,724) (56,056)    --    16,731,132

See accompanying notes to consolidated financial statements.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows



                                                           Year         Five Months
                                                           Ended           Ended
                                                         March 31,        March 31,     Year Ended October 31,
                                                            1998             1997         1996            1995

  Cash flows used by operating activities:
     Net loss .......................................   $(3,266,360)    (1,201,085)    (2,904,743)    (1,330,433)
     Adjustments to reconcile net loss to
       net cash used by operating activities:
          Depreciation and amortization .............       545,295        159,473        375,590        346,567
          Minority interest share of earnings of
            consolidated subsidiary .................        70,905         27,725         69,400         64,627
          Noncash compensation expense for
            common stock and warrants issued
            for services ............................        28,520          3,949         61,391         50,000
          Noncash compensation expense for stock
            options granted to consultants ..........        19,000           --             --             --
          Equity in loss of Taiwan joint venture ....       246,648         24,121         45,164         11,952
          (Gain) loss on sale of property and
            equipment ...............................        32,180           --          (45,676)        (3,534)
          Write-off of patent costs .................        18,731         55,529           --             --
          Other .....................................          --            1,210        (20,092)          (466)
          Change in operating assets and liabilities:
             Accounts receivable and costs and
               estimated earnings in excess of
               billings on uncompleted contracts ....      (609,588)       167,846       (148,782)       161,223
             Inventories ............................       331,294        (17,246)        (3,444)        70,450
             Prepaid expenses and other current
               assets ...............................       (41,084)       (66,910)       (12,846)        27,105
             Accounts payable and other current
               liabilities ..........................      (395,256)       106,497        (25,681)      (200,703)
             Billings in excess of costs and
               estimated earnings on uncompleted
               contracts ............................      (659,357)       634,122         25,685       (137,247)
                   Net cash used by operating
                     activities .....................    (3,679,072)      (104,769)    (2,584,034)      (940,459)

  Cash provided by(used by)investing activities:
     Cash paid for acquisition of subsidiary, net ...      (337,702)          --             --             --
     Acquisition of property and equipment ..........      (703,562)      (118,608)      (182,011)      (440,079)
     Increase in patent and trademark costs .........      (110,411)       (47,865)       (92,390)       (64,766)
     Investment in Taiwan joint venture .............          --       (1,375,121)          --             --
     Proceeds from sale of certificates of deposit
       and other investments ........................          --             --          319,107        117,127
     Proceeds from sale of property and equipment ...        25,250           --           63,361           -

                  Net cash provided by (used by)
                    investing activities ............   $(1,126,425)    (1,541,594)       108,067       (387,718)


(Continued)

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued



                                                         Year           Five Months
                                                        Ended              Ended
                                                       March 31,        March 31,         Year Ended October 31,
                                                         1998              1997          1996           1995

  Cash flows provided by financing activities:
     Proceeds from borrowings ....................   $      --             --             --          212,337
     Repayment of debt ...........................      (212,440)       (34,085)       (83,045)      (250,905)
     Repayment of note payable for investment
       in Taiwan joint venture ...................    (1,345,285)          --             --             --
     Proceeds from sale of common stock, net .....     4,673,797      4,146,820      3,909,379      1,950,554
     Issuance of common stock upon exercise
       of employee options .......................     1,092,334         45,000        130,565         76,396
     Issuance of common stock under employee
       stock purchase plan .......................        24,038           --           20,267          2,526
     Issuance of common stock upon exercise of
       warrants ..................................     1,932,375           --             --             --
     Distributions paid to holders of minority
       interest ..................................       (67,346)       (28,061)       (67,345)       (67,347)
                 Net cash provided by financing
                   activities ....................     6,097,473      4,129,674      3,909,821      1,923,561

                 Increase in cash and cash
                   equivalents ...................     1,291,976      2,483,311      1,433,854        595,384
  Cash and cash equivalents at beginning of period     5,713,557      3,230,246      1,796,392      1,201,008

  Cash and cash equivalents at end of period .....   $ 7,005,533      5,713,557      3,230,246      1,796,392

  Interest paid in cash during the period ........   $   129,599        276,591         82,494         89,133

Non-cash investing and financing transactions:

Cumulative translation adjustments of $386,689 were recorded for the year ended March 31,1998, $12,761 for the five months ended March 31, 1997, and $21,030 for the year ended October 31, 1996.

In January 1998, the Company purchased all of the outstanding stock of Aerocom Industries, Inc. for $337,702 cash and 371,555 shares of the Company's common stock (see note 2).

In June 1997, the Company entered into a stock purchase agreement with EV Global Motors Company (EVG) whereby the Company exchanged 200,000 shares of its common stock for 400,000 shares of EVG (see note 7).

In December 1996, the Company financed an additional investment in the Taiwan joint venture through the issuance of a note payable in the amount of $1,345,285 (see note 6).

In accordance with the provisions of the Company's stock option plans, the Company accepts as payment of the exercise price, mature shares of the Company's common stock held by the option holder for a period of six months prior to the date of the option exercise. For the year ended March 31, 1998 and the five months ended March 31, 1997, there were no such transactions. For the years ended October 31, 1996 and 1995, the Company issued 13,666 and 32,130 shares of common stock for options exercised for an aggregate exercise price of $10,250 and $22,130, respectively, for which the Company received 2,000 and

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued


5,365 shares of common stock as payment for the exercise price. The shares received were recorded at cost as treasury stock and were subsequently retired.

In accordance with the provisions of the Company's stock option plans, the Company may, and has, accepted promissory notes from officers of the Company in satisfaction of the exercise price of options exercised. These notes receivable are recorded as a reduction of shareholders' equity in the consolidated financial statements. There were no notes receivable exchanged for the exercise of options during the year ended March 31, 1998. For the five months ended March 31, 1997, the Company issued 20,105 shares of common stock for an aggregate exercise price of $17,830 for which the Company received promissory notes for the same amount. For the years ended October 31, 1996 and 1995, the Company issued 13,395 and 2,900 shares of common stock for an aggregate exercise price of $13,395 and $1,750, respectively, for which the Company received promissory notes for the same amount.

See accompanying notes to consolidated financial statements.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies

    (a)   General Business

          Unique Mobility, Inc. and subsidiaries (the "Company") is engaged in the research, development and commercialization of permanent magnet electric motors and the electric controls for such motors. The Company's revenue is derived primarily from contract research and development services and sales of products developed from such technology. Through its recently acquired wholly-owned subsidiary, Aerocom Industries, Inc, the Company provides contract grinding services and manufactures high-precision gears for the aerospace and commercial industries.

          The Company's operations are based in the United States with a significant investment in a joint venture in Taiwan.

    (b)   Principles of Consolidation

          The consolidated financial statements include the accounts of Unique Mobility, Inc. and those of all majority-owned or controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

          The minority interests as of March 31, 1998 and 1997, consisted of the other stockholders' ownership interests in a subsidiary of the Company. See Note 5.

    (c)   Cash and Cash Equivalents

          The Company considers cash on hand and investments with original maturities of three months or less to be cash equivalents.

    (d)   Inventories

          Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

    (e)   Property and Equipment

          Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years, except for the building which is depreciated over 31 years. Maintenance and repairs are charged to expense as incurred.

    (f)   Investment in Taiwan Joint Venture

          The Company's investment in a joint venture located in Taiwan is accounted for under the equity method of accounting. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the joint venture.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


          Income or loss recognition is limited to the extent of the Company's investment in, advances to and guarantees of the joint venture. Commencing with the five months ended March 31, 1997, due to timing considerations, the financial position and results of operations for the Taiwan joint venture are included in the Company's consolidated financial statements on a three-month time lag. Accordingly, the consolidated statements of operations, stockholders' equity and cash flows include activity of the Taiwan joint venture for the year ended December 31, 1997, the two months ended December 31, 1996, and the twelve months ended October 31, 1996 and 1995. Similarly, the accompanying consolidated balance sheets and related footnote disclosures as of March 31, 1998 and 1997, include the financial position of the Taiwan joint venture as of December 31, 1997 and 1996, respectively. The cumulative foreign currency translation adjustments with respect to the Taiwan joint venture were calculated using the average rates in effect during the year ended December 31, 1997, and the two and twelve-month periods ended December 31, 1996, and October 31, 1996 and 1995, respectively, and the spot rates in effect at the respective December 31, 1997 and 1996 balance sheet dates.

    (g)   Patent and Trademark Costs

          Patent and trademark costs consist primarily of legal expenses, and represent those costs incurred by the Company for the filing of patent and trademark applications and the annual fees paid to maintain the patents in good standing. Amortization of patent and trademark costs is computed using the straight-line method over the estimated useful life of the asset, typically 17 years for patents, and 40 years for trademarks.

    (h)   Goodwill

          The excess of the consideration exchanged over the fair value of the net assets obtained in acquisitions is recorded as goodwill. Amortization of goodwill is calculated using the straight-line method over a period of 20 years.

    (i)   Long-Lived Assets

          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 in 1996 and the adoption of SFAS 121 did not have an effect on the Company's consolidated financial statements.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


    (j)   Contract Services Revenue and Cost Recognition

          Revenue relating to long-term fixed price contracts is recognized using the percentage of completion method. Under the percentage-of-completion method, contract revenues and related cost are recognized based on the percentage that costs incurred to date bear to total estimated costs.

          Changes in job performance, estimated profitability and final contract settlements may result in revisions to cost and revenue, and are recognized in the period in which the revisions are determined.

          Contract costs include all direct materials, subcontract and labor costs and other indirect costs. General and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

          The aggregate of costs incurred and estimated earnings recognized on uncompleted contracts in excess of related billings is shown as a current asset, and billings on uncompleted contracts in excess of costs incurred and estimated earnings is shown as a current liability.

          Revenue relating to cost-plus type contracts is recognized as costs are incurred. Revenue relating to "milestone billing" contracts is recognized upon completion of the various stages (milestones) of the project, based upon the contractual amounts.

    (k)   Income Taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (l)   Research and Development

          Costs of researching and developing new technology or significantly altering existing technology are charged to operations as incurred.

    (m)   Equity Instruments Issued for Non-Employee Services

          The Company periodically issues common stock to non-employees for services rendered. The cost of these services is recorded based upon the fair market value of the Company's common stock on the date of issuance.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


    (n)   Foreign Currency Translation

          The net assets of the foreign investment of the Company is translated at the appropriate period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from results of operations and accumulated as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in other income (expense).

    (o)   Loss Per Common Share

          In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ending after December 15, 1997 and requires retroactive restatement of earnings per share in prior periods. The statement replaces the calculation of "primary earnings per share" with "basic earnings per share" and redefines the "diluted earnings per share" computation. Common stock equivalents were not included in the computations because their effect was anti-dilutive. Adoption of SFAS 128 did not effect the reported net loss per common share for the year ended March 31, 1998, the five months ended March 31, 1997 or the years ended October 31, 1996 or 1995. The fair value of the pre-emptive rights arising from the issuance of employee stock options during the five months ended March 31, 1997, has been treated in a manner similar to a preferred stock dividend in the calculation of net loss per common share. The estimated aggregate fair value of these rights, determined using the Black-Scholes option pricing model, was $201,000.

    (p)   Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (q)   Reclassifications

          Certain prior year amounts have been reclassified to conform to the current period presentation.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


(2)  Acquisition of Aerocom

     On January 16, 1998, the Company acquired all of the outstanding common stock of Aerocom Industries, Inc. ("Aerocom") for cash and shares of the Company's common stock totaling $3,377,020. The allocation of the purchase price, based on preliminary estimates of fair value which may be subject to adjustment, was as follows:

           Accounts receivable                $    369,417
           Inventories                             159,820
           Property, plant and equipment         2,812,054
           Goodwill                              1,297,087
           Other                                     3,106

                                                 4,641,484
           Debt and other liabilities
             assumed                            (1,264,464)

           Purchase price                      $ 3,377,020

     The acquisition has been accounted for using the purchase method of accounting and the results of Aerocom's operations have been included with those of the Company since January 16, 1998. The unaudited pro forma revenue, net loss, and loss per common share for the year ended March 31, 1998, assuming the acquisition occurred on November 1, 1996, is as follows:

                                       Year Ended   Five Months Ended
                                     March 31, 1998   March 31, 1997

           Revenue                    $ 5,515,859        1,438,293
           Net loss                   $(3,200,747)      (1,206,853)
           Basic and diluted loss
             per common share           $ (.23)            (.11)

     The pro forma information does not necessarily represent the results that would have occurred if the acquisition had been consummated on November 1, 1996, nor are they necessarily indicative of the results of future operations.

(3) Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

     At March 31, 1998,  the estimated  period to complete  contracts in process ranged from 1 to 12 months, and the Company expects to collect substantially all related accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts as of March 31, 1998, within one year.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


    The following summarizes contracts in process at March 31, 1998, and 1997:

                                               March 31,         March 31,
                                                 1998              1997

       Costs incurred on uncompleted
           contracts ........................   $ 1,724,552      3,158,704
       Estimated earnings .................         515,782        490,407
                                                  2,240,334      3,649,111
       Less billings to date ..............      (1,786,046)    (4,117,033)

                                                $   454,288       (467,922)

       Included in the accompanying balance
         sheets as follows:
           Costs and estimated earnings
             in excess of billings on
             uncompleted contracts ........     $   454,738        191,885
           Billings in excess of costs and
             estimated earnings on
             uncompleted contracts ........            (450)      (659,807)

                                                $   454,288       (467,922)

 (4)    Inventories

    Inventories at March 31, 1998, and 1997 consists of:

                                               March 31,    March 31,
                                                 1998       1997

         Raw materials ...                    $ 76,377    283,155
         Work in process .                     159,825     69,460
         Finished products                      17,715     72,776

                                              $253,917    425,391

 (5) Limited Liability Company

     In September 1992, the Company and a private investor formed a Colorado limited liability company to acquire, own and maintain a 40,000 square-foot facility in Golden, Colorado, and the surrounding land. This facility serves as the Company's corporate headquarters. Ownership in this limited liability company is divided equally between the Company and the private investor. However, the Company is deemed to have a controlling interest in the limited liability company by virtue of the operating agreement which authorizes the Company to make all decisions with respect to the business of the limited liability company, subject only to certain protective rights of the private investor, and by virtue of the lease agreement with the

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


     limited liability company covering the entire facility. The limited liability company is, therefore, accounted for as a consolidated subsidiary. Minority interest in consolidated subsidiary represents the private investor's allocable portion of the equity of the consolidated subsidiary.

 (6) Investment in Taiwan Joint Venture

     On January 29, 1994, the Company, Kwang Yang Motor Co. Ltd. ("KYMCO"), and Turn Luckily Technology Co. Ltd. ("TLT"), entered into a joint venture agreement (the "Joint Venture Agreement") providing for the formation, funding, and operation of Taiwan UQM Electric Company, Ltd., a company organized under the laws of the Republic of China ("Taiwan UQM"). Taiwan UQM was incorporated in April 1995.

     In December 1996, Taiwan UQM made an additional capital call which was payable in two equal installments due March 1, 1997, and June 1, 1997, with interest accruing at 10% per annum. The Company's 39% share of the December 1996 capital call was $1,345,285. Although 50% of the Company's obligation was payable March 1, 1997, it was not paid until April 17, 1997, at which time the entire obligation plus accrued interest was paid. Therefore, the note payable remained outstanding at March 31, 1997.

     During the current fiscal year an investment was made in Taiwan UQM by employees of Taiwan UQM diluting the Company's investment to 38 1/4%.

     Summarized unaudited financial information for Taiwan UQM is as follows:

                                               December 31,     December 31,
        Financial Position                        1997             1996

  Current assets ....................         $  341,178             889,881
  Noncurrent assets-land, property
    and equipment ...................          6,474,301           4,542,142
         Total assets ...............          6,815,479           5,432,023

  Current liabilities ...............          1,470,684             607,453
  Noncurrent liabilities ............              --                   --
  Stockholders' equity ..............          5,344,795           4,824,570

         Total liabilities and equity        $ 6,815,479           5,432,023

                                        Year         Two Months     Year
                                       Ended           Ended       Ended
                                    December 31,   December 31,  October 31,
        Results of Operations          1997            1996         1996

  Revenue                             $     663       10,123         --
  Expenses                             (597,278)     (56,403)    (128,214)

  Net loss                            $(596,615)     (46,280)    (128,214)

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

 (7) Investment in EV Global

     In June of 1997, the Company entered into a strategic relationship with EV Global Motors Company (EVG) to develop and market light electric transportation products. EVG purchased 1,151,925 shares of the Company's common stock in a private transaction from Alcan Aluminum Limited and purchased warrants to acquire an additional 350,000 shares of common stock from other sources. Separately, the Company and EVG entered into a stock purchase agreement whereby the Company agreed to purchase 400,000 shares of EVG common stock in exchange for 200,000 shares of the Company's common stock which was valued at $1,000,000.

 (8) Other Current Liabilities

     Other current liabilities at March 31, 1998 and 1997, consists of:

                                       March 31, March 31,
                                         1998      1997

  Accrued interest ................   $  5,692     39,218
  Accrued loss reserves ...........     22,678      8,120
  Accrued legal and accounting fees     55,376     37,171
  Accrued payroll, consulting,
    personal property
    taxes and real estate taxes ...    158,604     99,997
  Accrued material purchases ......     82,357       --
  Accrued machinery and equipment
     purchases ....................    402,834       --
  Unearned revenue ................     65,037       --
  Refund of overpayment ...........       --      250,005
  Other ...........................     83,779     24,712

                                      $876,357    459,223
(9)    Long-term Debt

    Long-term debt at March 31, 1998 and 1997, consists of:


                                                             March 31,     March 31,
                                                               1998          1997

  Note payable to bank, payable in monthly install-
     ments with interest at 9.1%; matures October 2007;
     secured by land and building with a net book value
     of $1,530,041 .....................................   $  726,202      771,398
  Note payable to bank, payable in monthly installments
     with interest at 10.05%; matures November 2001; see
     note 20 ...........................................      467,276         --
             Total long-term debt ......................    1,193,478      771,398
      Less current portion .............................      163,554       45,180
             Long-term debt, less current portion ......   $1,029,924      726,218


UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

     The annual aggregate maturities of long-term debt for each of the next five fiscal years and thereafter are as follows:

        1999               $   163,554
        2000                   179,278
        2001                   197,660
        2002                   155,388
        2003                    71,536
        Thereafter             426,062

                           $ 1,193,478
 (10) Income Taxes

     Income tax expense (benefit) attributable to income (loss) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:

                                            Five Months
                                 Year Ended    Ended
                                 March  31,  March  31,  Year  Ended October 31,
                                    1998        1997       1996         1995

      Computed "expected" tax
         benefit                $(1,110,562)  (408,369)  (987,613)   (452,347)
      Increase (decrease) in
        taxes resulting from:
            Increase in
              valuation
              allowance for
              net deferred
              tax  assets        1,015,804     407,443    985,132     450,383
            Other, net              94,758         926      2,481       1,964

      Income tax benefit        $     -           -           -          -

          The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                        March 31,      March 31,
                                          1998          1997

      Deferred tax assets:
         Research and development
            credit carryforwards     $   74,864            61,188
          Net operating loss
            carryforwards             6,730,804         5,728,676
               Total deferred
                  tax assets          6,805,668         5,789,864

       Less valuation allowance       6,805,668         5,789,864

               Deferred tax assets,
                  net of valuation
                  allowance          $     --               --

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


     As of March 31,  1998,  the Company had net  operating  loss  carryforwards
     (NOL) of approximately $22.1 million for U.S. income tax purposes which expire in varying amounts through 2013. Approximately $2.1 million of the net operating loss carryforwards are attributable to stock options, the benefit of which will be credited to additional paid-in capital if realized. However, due to the provisions of Section 382 of the Internal Revenue Code, the utilization of a portion of these NOLs is limited. At October 21, 1991, the Company experienced an ownership change for purposes of Section 382 subjecting approximately $2.8 million in NOLs to an annual usage limitation of approximately $0.9 million. The amount of this annual limitation is sufficient to allow for the utilization of the entire amount of these NOLs prior to expiration should sufficient taxable income be generated.

     Future ownership changes under Section 382 could occur that would result in an additional Section 382 limitation which would further restrict the use of NOLs. In addition, the Section 382 limitation could be reduced to zero if the Company fails to satisfy the continuity of business enterprise requirement for the two-year period following an ownership change.

(11) Stockholders' Equity

     During the year ended October 31, 1995, the Company completed three private placements of common stock with institutions outside of the United States. In total, 581,111 shares of common stock were privately placed at $3.60 per share.

     During the year ended October 31, 1996, the Company completed several private placements of common stock with institutional and private investors outside of the United States. In total 928,676 shares were placed at between $3.30 and $4.75 per share. In addition, 129,032 shares of common stock were sold to Invacare Corporation in a private placement, at $3.88 per share.

     During the five months ended March 31, 1997, the Company completed one private placement of common stock with institutional and private investors outside of the United States. In total 1,289,288 shares of common stock were privately placed at $3.50 per share.

     During the year ended March 31, 1998, the Company completed one private placement with institutional and private investors of 750,000 units consisting of one share of the Company's common stock and one warrant at a price of $8.00 per unit. Each warrant is exercisable into one share of the Company's common stock at $8.00 per share and expires two years from the date of issuance. Of the 750,000 units that were privately placed, 626,875 were issued in March 1998 and the remaining 123,125 were issued in April 1998.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



 (12) Common Stock Options and Warrants

     Incentive and Non-Qualified Option Plans

     The Company has reserved 5,104,000 shares of common stock for key employees, consultants and key suppliers under its Incentive and Non-Qualified Option Plans of 1992 and 1982. Under these option plans the exercise price of each option is set at the fair market value of the common stock on the date of grant and the maximum term of the options is 10 years from the date of grant. Options granted to employees vest ratably over a three-year period. The maximum number of options that may be granted to any eligible employee during the term of the 1982 and 1992 plans is 1,000,000 options. Options granted under the Company's plans to employees require the option holder to abide by certain Company policies which restrict their ability to sell the underlying common stock.

      The following table summarizes activity under the plans:

                                     Shares Under  Weighted-Average
                                         Option     Exercise Price

  Outstanding at October 31, 1994    1,914,533    $   5.02
  Granted .......................      100,000        5.00
  Exercised .....................      (64,786)       1.55
  Forfeited .....................      (97,515)       5.38

  Outstanding at October 31, 1995    1,852,232        5.12
  Granted .......................      590,000        4.15
  Exercised .....................     (100,542)       1.53
  Forfeited .....................     (315,978)       5.63

  Outstanding at October 31, 1996    2,025,712        4.94
  Granted .......................      500,000        3.31
  Exercised .....................      (40,105)       1.57
  Expired .......................      (30,000)       5.00
  Forfeited .....................       (4,151)       3.31

  Outstanding at March 31,1997 ..    2,451,456        4.66
  Granted .......................      601,000        7.88
  Exercised .....................     (210,332)       4.75
  Forfeited .....................      (13,772)       4.80

  Outstanding at March 31, 1998 .    2,828,352    $   5.34

  Exercisable at March 31, 1998 .    1,781,046    $   4.97

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

     The following table presents summarized information about stock options outstanding at March 31, 1998:


                                      Options Outstanding         Options Exercisable
                                            Weighted   Weighted               Weighted
                             Number          Average    Average    Number      Average
               Range of   Outstanding      Remaining   Exercise  Exercisable  Exercise
          Exercise Prices at 12/31/97  Contractual Life Price at  12/31/97      Price
            $0.50 - 1.00      112,117       1.5 years  $0.79       112,117      $0.79
            $2.25 - 3.31      623,256       8.0 years  $3.08       297,085      $2.83
            $3.50 - 5.00      805,086       6.6 years  $4.05       666,162      $4.03
            $5.38 - 8.13    1,287,893       7.8 years  $7.64       705,682      $7.41
            $0.50 - 8.13    2,828,352       7.5 years  $5.34     1,781,046      $4.97

      Non-Employee Director Stock Option Plan

     In February 1994, the Company's Board of Directors ratified a Stock Option Plan for Non-Employee Directors pursuant to which Directors may elect to receive stock options in lieu of cash compensation for their services as directors. The Company has reserved 250,000 shares of common stock for issuance pursuant to the exercise of options under the Plan. The options vest ratably over a three-year period beginning one year from the date of grant and are exercisable for 10 years from the date of grant. Option prices are equal to the fair market value of common shares at the date of grant.

      The following table presents summarized activity under the plan:

                                                       Weighted
                                     Shares Under       Average
                                      Option         Exercise Price


      Outstanding at October 31, 1994    48,000          $ 5.96
      Granted                            61,333            5.10

      Outstanding at October 31, 1995   109,333            5.48
      Granted                            32,000            4.38

      Outstanding at October 31, 1996
         and March 31, 1997             141,333            5.23
      Granted                            64,000            7.13
      Exercised                         (16,000)           5.38

      Outstanding at March 31, 1998     189,333          $ 5.86

      Exercisable at March 31, 1998      98,666          $ 5.31

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


     The following table presents summarized information about stock options outstanding for non-employee directors:

                            Options Outstanding            Options Exercisable
                                    Weighted   Weighted                Weighted
                     Number         Average     Average     Number      Average
     Range of     Outstanding      Remaining  Exercise  Exercisable   Exercise
 Exercise Prices  at 12/31/97  Contractual Life Price   at 12/31/97     Price

 $4.38 - 6.00      93,333        7.3 years  $4.85       66,666       $4.86
 $6.25 - 7.13      96,000        8.3 years  $6.84       32,000       $6.25
                  189,333        7.8 years  $5.86       98,666       $5.31

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") defines a fair value method of accounting for employee stock options and similar equity instruments. SFAS 123 permits an entity to choose to recognize compensation expense by adopting the new fair value method of accounting or continue to measure compensation costs using the intrinsic value methods prescribed by APB25. The Company accounts for stock options granted to employees and directors of the Company under the intrinsic value method. Stock options granted to non-employees under the Company's 1992 Stock Option Plan are accounted for under the fair value method. Had the Company reported compensation costs as determined by the fair value method of accounting for option grants to employees and directors, net loss and net loss per common share would have been the pro forma amounts indicated in the following table:

                                                Five Months
                                 Year Ended        Ended            Year Ended
                              March 31, 1998   March 31, 1997  October 31, 1996


Net loss - as reported .......   $(3,266,360)     (1,201,085)     (2,904,743)
Compensation expense - current
  period option grants .......      (821,800)       (116,847)       (339,221)
Compensation expense - prior
  period option grants .......      (619,654)       (145,042)            -

Net loss - pro forma .........    (4,707,814)     (1,462,974)     (3,243,964)
Net loss per common share -
  as reported ................   $      (.23)           (.12)           (.26)
Net loss per common share -
   pro forma .................   $      (.34)           (.14)           (.29)

     The fair value of stock options granted was calculated using the Black Scholes option pricing model based on the following weighted average assumptions:

                                             Five  Months
                              Year Ended         Ended           Year Ended
                            March 31, 1998    March 31, 1997    October 31, 1996

      Expected volatility         48.1%            47.6%              49.1%
      Expected dividend yield      0.0%             0.0%               0.0%
      Risk free interest rate      5.7%             6.4%               5.6%
      Expected life of option
        granted                  6 years          6 years             6 years
      Fair value of options
        granted as computed under
        the Black Scholes option
        pricing models         $4.15 per share $1.79 per share $2.22 per share

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



     Pro forma net loss reflects only the fair value compensation expense of options granted since November 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the option vesting periods (ranging from 1 to 3 years) and compensation cost for options granted prior to November 1, 1995, is not considered. Future pro forma compensation cost by fiscal year, assuming no additional grants by the Company to employees and directors, is as follows:

                      Fiscal Year                 Pro Forma
                       Ended                     Compensation
                      March 31,                    Expense


                        1999                 $1,274,212
                        2000                 $  985,386

      Warrants

     In connection with the original issuance of certain subordinated convertible term notes to Advent and Techno, the Company granted Advent and Techno warrants to acquire 790,000 shares of the Company's common stock at the lower of $2.40 per share, being the market value of the Company's stock at the time of issuance or the market price of the common stock averaged over the 30 trading days immediately preceding the date of exercise. The warrants allowed for a cashless exercise of the warrants into common shares based on the spread between the market price of the common stock on the date of exercise and the $2.40 exercise price and expired in August 1997. On June 19, 1997, warrants to acquire 395,000 shares of common stock were exercised on a cashless basis resulting in the issuance of 249,154 shares of common stock. On July 31, 1997, warrants to acquire 45,000 shares of common stock were exercised on a cashless basis resulting in the issuance of 29,000 shares of common stock. On August 5, 1997, warrants to acquire 175,000 shares of common stock were exercised on a cashless basis resulting in the issuance of 116,053 shares of common stock. The remaining warrants to acquire 175,000 shares of the Company's common stock were exercised on a cashless basis on August 15, 1997, resulting in the issuance of 117,069 shares of common stock.

     The Company has reserved 300,000 shares of common stock for issuance pursuant to a warrant agreement with an investment banking company. The warrants are exercisable at a price of $6.00 per share and expire in January, 1999. The warrants contain transfer restrictions and provisions for the adjustment of the exercise price and the number and type of securities issuable upon exercise based on the occurrence of certain events. On March 19, 1998, warrants to acquire 80,000 shares of the Company's common stock were exercised resulting in cash proceeds to the Company of $480,000. Warrants to acquire 220,000 shares of the Company's common stock remain outstanding at March 31, 1998.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



     In connection with the 1995 common stock issuance, the placement agent was issued warrants expiring July, 1998, to acquire 150,000 shares of the
     Compan's   common  stock  at  $5.75  per  share.   During   September  and
     December 1997, and February 1998, warrants to acquire 120,000 shares of the Company's common stock were exercised, resulting in cash proceeds to the Company of $690,000. Warrants to acquire 30,000 shares of the Company's common stock remain outstanding as of March 31, 1998.

     In connection with the 1996 private placements, the placement agents were issued warrants to acquire 50,000 shares of the Company's common stock at $4.75 per share in February, 1996, 38,100 shares of the Company's common stock at $5.00 per share in May, 1996, and 50,000 shares at $4.25 per share in September, 1996, being the market price of the common stock of the Company at the date of each respective grant. The warrants expire three years from the date of issuance. During October 1997, warrants to acquire 5,000 shares of the Company's common stock at $4.25 per share were exercised resulting in cash proceeds to the Company of $21,250. Warrants to acquire 50,000 shares at $4.75 per share, 38,100 shares at $5.00 per share and 45,000 shares at $4.25 per share remain outstanding as of March 31, 1998.

     In connection with the 1997 private placement, the placement agents were issued warrants in February 1997, to acquire 225,625 shares of the Company's stock at an exercise price of $3.50 per share and warrants to acquire 50,000 shares at an exercise price of $4.20 per share. The warrants expire three years from the date of issuance. During the fiscal year ended March 31, 1998, warrants to acquire 151,750 shares of the Company's common stock at $3.50 per share were exercised, resulting in cash proceeds to the Company of $531,125. During December 1997, warrants to acquire 50,000 shares of the Company's common stock at $4.20 per share were exercised, resulting in cash proceeds to the Company of $210,000. Warrants to acquire 73,875 shares of the Company's common stock at $3.50 per share remain outstanding as of March 31, 1998.

     As discussed in Note 11, the Company completed a private placement in 1998 of 750,000 units consisting of one common share and one warrant. Of the 750,000 units privately placed, 626,875 were issued in March 1998 and the remaining 123,125 were issued in April 1998. Also in connection with the 1998 private placement, the placement agents were issued warrants in March 1998, to acquire 176,588 shares of the Company's common stock at an exercise price of $8.00 per share. The warrants expire two years from the date of issuance. All of the warrants issued prior to March 31, 1998 remain outstanding as of that date.

(13)  Alcan Royalty Agreement

     During 1994, the Company and Alcan Aluminum Limited ("Alcan") executed an agreement in which Alcan assigned to the Company all of its rights, title and interests in certain motor technology developed under a program funded by Alcan. This agreement further provides that the Company shall pay to Alcan royalties of one-half of one percent on revenue derived from the

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



     manufacture and sale of products or processes embodying the related technology. For the year ended March 31, 1998, the five months ended March 31, 1997, and for the years ended October 31, 1996 and 1995, the Company recorded royalty expense of $14,999, $4,077, $9,497 and $23,423, respectively, under this agreement.

(14)  Significant Customers

     The Company has historically derived significant contract services revenue from a few key customers. The customers from which this revenue has been derived and the percentage of this revenue as a percentage of total contract services revenue is summarized as follows:

                                            Five Months        Year Ended
                         Year Ended            Ended            October 31,
                       March 31, 1998      March 31, 1997    1996        1995
          Customer A      $      -             162,500         -           -
                   B          707,771          113,229         -           -
                   C          182,651          176,749         -           -
                   D             -                -          378,640   1,720,347
                   E             -                -          202,343     880,420
                   F             -                -          194,600       -
                   G             -                -          135,950       -
                   H             -                -            -         657,330
                   I          385,950             -            -           -
                   J          571,924             -            -           -
                   K          173,130             -            -           -
                   L          218,435             -            -           -

                          $ 2,239,861          452,478       911,533   3,258,097

         Percentage of
           contract services
           revenue               80%              65%           63%         81%

     These customers, in total, also represented 15% and 49% of total accounts receivable at March 31, 1998 and 1997, respectively, and the majority of costs and estimated earnings in excess of billings on uncompleted contracts.

     During the year ended March 31, 1998, the Company derived significant product sales revenue from three customers. Revenue derived was as follows: customer M - $122,263; customer N - $75,858; and customer O - $188,129. These three customers accounted for 30% of the product sales revenue.

     Contract services revenue derived from contracts with agencies of the U.S. Government and from sub-contracts with U.S. Government prime contractors, certain portions of which are included in revenue from other key customers above, totaled $846,740 for the year ended March 31, 1998, $78,532 for the five months ended March 31, 1997, and $800,208 and $2,478,350 for the years ended October 31, 1996 and 1995, respectively.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued


 (15) Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents, certificates of deposit, accounts receivable, notes payable to joint venture participant, and accounts payable:

     The carrying amounts approximate fair value because of the short maturity of these instruments.

      Long-term debt:

     The carrying amount of the Company's long-term debt approximates fair value since the interest rate on this debt represents the current market rate for similar financing available to the Company providing comparable security to the lender.

 (16) Employee Benefit Plans

      401(k) Plan

     The Company has established a 401(k) Savings Plan (the Plan) under which eligible employees may contribute up to 15% of their compensation. At the direction of the participants, contributions are invested in several investment options offered by the Plan. The Company matches participant contributions on a dollar-for-dollar basis on the participant's contributions up to 5 percent of the participant's salary and 25% of participant contributions in excess of this limit, subject to certain limitations. These contributions vest ratably over a three-year period. Matching contributions to the Plan by the Company were $100,212, $39,535, $90,935 and $98,441 for the year ended March 31, 1998, the five months ended March 31, 1997, and for the years ended October 31, 1996 and 1995, respectively.

      Stock Purchase Plan

     The Company has established a Stock Purchase Plan which allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. The Company has reserved 200,000 shares of common stock for issuance under the Stock Purchase Plan. During the year ended March 31, 1998, the Company issued 7,523 shares of common stock under the Stock Purchase Plan. During the five months ended March 31, 1997, the Company did not issue any shares under the Stock Purchase Plan. During the years ended October 31, 1996 and 1995, the Company issued 6,668 shares and 511 shares of common stock, respectively, under the Stock Purchase Plan.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



(17)   Segments

     Commencing in the current fiscal year, the Company has two reportable segments: technology and mechanical products. The technology segment encompasses the Company's technology-based operations including core research to advance its technology, application engineering and product development and job shop production of prototype components. The mechanical products segment encompasses the manufacture and sale of permanent magnet motors, precision gears, gear assemblies and related mechanical products.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies at note 1. During the year ended March 31, 1998, there were no intersegment sales or transfers.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different business strategies.

     The following table summarizes significant financial statement information for each of the reportable segments for the year ended March 31, 1998:

                                                Mechanical
                                   Technology    Products     Totals

     Revenue                     $  3,489,586    575,146    4,064,732
     Interest income                  155,480     35,706      191,186
     Interest expense                 (75,473)   (20,600)     (96,073)
     Depreciation and amortization   (383,137)  (145,943)    (529,080)
     Goodwill amortization               -       (16,215)     (16,215)
     Equity in loss of Taiwan
       joint venture                 (246,648)      -        (246,648)
     Segment loss                  (3,243,204)   (23,156)  (3,266,360)
     Segment assets                12,757,776  6,827,775   19,585,551
     Expenditures for
       segment assets            $   (278,568)  (535,405)    (813,973)

     In determining the foregoing segments, the Company has allocated corporate overhead and expenses and intangible assets, including goodwill, to the appropriate segment. Prior to the current fiscal year, the Company's financial statement information related to the technology segment.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



 (18) Transition Period Comparative Financial Information (Unaudited)

     The following table sets forth certain unaudited statement of operations data for the five months ended March 31, 1996:

         Revenue:
            Contract services                        $    331,761
            Product sales                                 216,325
                                                          548,086
         Operating costs and expenses:
            Costs of contract services                    376,614
            Costs of product sales                        228,080
            Research and development                      632,101
            General and administrative                    624,996
                                                        1,861,791
                    Operating loss                     (1,313,705)
         Other income (expense):
            Interest income                                46,214
            Interest expense                              (91,780)
            Equity in loss of Taiwan joint
              venture                                     (16,682)
            Minority interest share of earnings
              of consolidated subsidiary                  (28,588)
            Other                                          37,280
                                                          (53,556)

                    Net loss                         $ (1,367,261)

                    Net loss per common share        $    (.13)

         Weighted average number of shares
           of common stock outstanding                 10,708,645

 (19)  Commitments

     The Company has entered into various contracts to purchase vacant land and construct a new manufacturing facility in Frederick, Colorado. Vacant land was purchased under contract for $108,900 and the Company has an option to purchase an adjoining block of land for $72,600.

     The construction contract provides for the erection of a 25,000 square foot manufacturing facility at a cost not to exceed $850,000 adjusted for change orders. As of year-end, the Company had paid $73,545 in progress payments in relation to this contract. The facility was completed in June 1998.

     These commitments will be met through additional financing from third party institutions that were arranged subsequent to year end.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



 (20) Subsequent Events

      Acquisition of Franklin

     On April 30, 1998, the Company acquired all of the outstanding common stock of Franklin Manufacturing Company (Franklin) for cash and shares of the Company's common stock totaling approximately $6,247,316. The allocation of the purchase price based on preliminary estimates of fair value which may be subject to adjustment, is as follows:

      Assets purchased:

           Cash                           $   151,360
           Accounts receivable              1,426,995
           Inventories                      1,089,539
           Property, plant and equipment      877,199
           Goodwill                         5,296,916
           Related asset acquisition          422,250
           Other                              131,203
                                            9,395,462

      Debt and other liabilities assumed   (3,148,146)

           Purchase price                 $ 6,247,316

     The acquisition has been accounted for using the purchase method of accounting. The unaudited pro forma revenue, net loss and loss per common share for year ended March 31, 1998 and 1997 respectively, assuming the acquisition occurred on April 1, 1996 is as follows:

                                           Year Ended      Year Ended
                                         March 31, 1998  March 31, 1997

      Revenue                             $ 15,366,148   $ 10,717,010
      Net loss                              (3,167,509)    (2,437,238)
      Basic and diluted loss                 $    (.22)         $(.21)
         per common share

     The pro forma information does not necessarily represent the results that would have occurred if the acquisition had been consummated on April 1, 1996, nor are they necessarily indicative of the results of future operations.

     In conjunction with the closing of the acquisition, the Company refinanced Franklin's existing long-term debt totaling approximately $1.7 million with Commerce Bank. The Company is a guarantor on the new financing arrangement.

     The annual aggregate maturities of the refinanced long-term debt is as follows: 1999 - $424,250; 2000 - $1,168,009; and 2001 - $101,236.

UNIQUE MOBILITY, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



    New Financing

     Subsequent to the end of the fiscal year, the Company refinanced Aerocom's existing long-term debt totaling approximately $467,000. The new financing arrangement includes a $750,000 revolving line of credit, a $2 million term equipment financing line of credit and a $900,000 mortgage loan on the Company's new building in Frederick, Colorado. As of May 22, 1998, a total of approximately $900,000 has been drawn against the equipment financing line of credit.

Corporate Information

Auditors:
KPMG Peat Marwick LLP
Denver, CO

Legal Counsel:
Holme Roberts & Owen
Denver, CO

Transfer Agent:
American Securities Transfer
Lakewood, CO
303-234-5300

Investor Relations:
For copies of the Company's annual and quarterly reports on Form 10-K and 10-Q, at no cost, or for additional information, please contact: Director-Investor Relations Telephone: 303-278-2002 Fax: 303-278-7007 or visit our Web site at: http://www.uqm.com

Annual Meeting:
Monday, September 14, 1998
10:00 a.m. Eastern Daylight Time
American Stock Exchange
86 Trinity Place
New York, NY 10006-1881

Stock Listings:
Unique Mobility, Inc. common stock is listed on the American, Boston, Pacific, Chicago, Frankfurt and Berlin Stock Exchanges, under the ticker symbol: UQM

Board of Directors

Ray A. Geddes
Chairman of the Board and Chief Executive Officer

Frank Hodsoll
Principal, Hodsoll & Associates

William G. Rankin
President and Chief Operating Officer

Lee A. Iacocca
Chairman and Chief Executive Officer, EV Global Motors Co.

J. B. Richey
Sr. Vice President- Total Quality Management, Invacare Corporation

H. J. Young
Senior Counselor, Kearns & West

Michael Franklin
Vice President - Electronics Manufacturing

Executive Officers

Ray A. Geddes
Chairman of the Board and Chief Executive Officer

William G. Rankin
President and Chief Operating Officer

Donald A. French
Treasurer and Chief Financial Officer

Michael Franklin
Vice President, Electronics Manufacturing

Photos: Photographs of each executive officer (four pictures)

This report may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the Risk Factor section of the Registration Statement on Form S-3 (File No. 333-52861) filed by the Company with the SEC, which identified important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including the Company's history of operating losses, its ability to obtain additional financing, competition, the Company's ability to integrate acquired businesses into existing operation, the Company's ability to protect its proprietary information, and the Company's limited experience in manufacturing processes and procedures and marketing and distribution. These forward-looking statements represent the Company's judgment as of the date of this report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

(Back cover)

                       Unique Mobility, Inc.
        425 Corporate Circle Golden, Colorado 80401 U.S.A.
                     303/278-2002 www.uqm.com